                                                                     Exhibit 2.1



================================================================================





                          AGREEMENT AND PLAN OF MERGER

                                      among

                            EXCEL REALTY TRUST, INC.,

                              ERT MERGER SUB, INC.

                                       and

                              NEW PLAN REALTY TRUST

                               Dated May 14, 1998







================================================================================


                                                TABLE OF CONTENTS


ARTICLE 1.     THE MERGER....................................................................1
        1.1.   The Merger....................................................................1
        1.2.   The Closing...................................................................2
        1.3.   Effective Time................................................................2
        1.4.   Revision of Form of Transaction...............................................2

ARTICLE 2.     ORGANIZATION OF THE SURVIVING TRUST...........................................2
        2.1.   Declaration of Trust..........................................................2
        2.2.   Trustees......................................................................2
        2.3.   Officers......................................................................3

ARTICLE 3.     ORGANIZATION OF EXCEL.........................................................3
        3.1.   Articles of Incorporation.....................................................3
        3.2.   Bylaws........................................................................3
        3.3.   Directors.....................................................................3
        3.4.   Officers......................................................................3
        3.5.   Excel Stock Dividend..........................................................3

ARTICLE 4.     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
               PARTIES; EXCHANGE OF CERTIFICATES.............................................4
        4.1.   Effect on Capital Stock.......................................................4
        4.2.   Exchange of Certificates......................................................6

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF NEW PLAN....................................8
        5.1.   Existence; Good Standing; Authority; Compliance With Law......................8
        5.2.   Authorization, Validity, and Effect of Agreements.............................8
        5.3.   Capitalization................................................................9
        5.4.   Subsidiaries..................................................................9
        5.5.   Other Interests..............................................................10
        5.6.   No Violation.................................................................10
        5.7.   SEC Documents................................................................10
        5.8.   Litigation...................................................................11
        5.9.   Absence of Certain Changes...................................................11
        5.10.  Taxes........................................................................11
        5.11.  Books and Records............................................................12
        5.12.  Properties...................................................................13
        5.13.  Environmental Matters........................................................14
        5.14.  Employee Benefit Plans.......................................................14
        5.15.  Labor Matters................................................................15
        5.16.  No Brokers...................................................................15
        5.17.  Opinion of Financial Advisor.................................................15
        5.18.  Excel Stock Ownership........................................................15
        5.19.  Related Party Transactions...................................................15
        5.20.  Contracts and Commitments....................................................16
        5.21.  Leases.......................................................................16



        5.22.  Investment Company Act of 1940...............................................16
        5.23.  Certain Payments Resulting From Transactions.................................16
        5.24.  State Takeover Statutes......................................................17

ARTICLE 6.     REPRESENTATIONS AND WARRANTIES OF EXCEL......................................17
        6.1.   Existence; Good Standing; Authority; Compliance With Law.....................17
        6.2.   Authorization, Validity and Effect of Agreements.............................18
        6.3.   Capitalization...............................................................18
        6.4.   Subsidiaries.................................................................19
        6.5.   Other Interests..............................................................19
        6.6.   No Violation.................................................................19
        6.7.   SEC Documents................................................................20
        6.8.   Litigation...................................................................20
        6.9.   Absence of Certain Changes...................................................20
        6.10.  Taxes........................................................................21
        6.11.  Books and Records............................................................22
        6.12.  Properties...................................................................22
        6.13.  Environmental Matters........................................................23
        6.14.  Employee Benefit Plans.......................................................23
        6.15.  Labor Matters................................................................24
        6.16.  No Brokers...................................................................24
        6.17.  Opinion of Financial Advisor.................................................24
        6.18.  New Plan Share Ownership.....................................................24
        6.19.  Related Party Transactions...................................................24
        6.20.  Contracts and Commitments....................................................25
        6.21.  Leases.......................................................................25
        6.22.  Investment Company Act of 1940...............................................25
        6.23.  Certain Payments Resulting From Transactions.................................26
        6.24.  State Takeover Statutes......................................................26
        6.25.  Legacy Arrangements..........................................................26

ARTICLE 7.     COVENANTS....................................................................26
        7.1.   No Solicitation by New Plan..................................................26
        7.2.   No Solicitation by Excel.....................................................28
        7.3.   Conduct of Businesses........................................................29
        7.4.   Meetings of Stockholders.....................................................34
        7.5.   Filings; Other Action........................................................35
        7.6.   Inspection of Records........................................................36
        7.7.   Publicity....................................................................36
        7.8.   Registration Statement.......................................................36
        7.9.   Listing Application..........................................................37
        7.10.  Affiliates of New Plan.......................................................37
        7.11.  Expenses.....................................................................37
        7.12.  Indemnification..............................................................37
        7.13.  Employees....................................................................39
        7.14.  Reorganization...............................................................39
        7.15.  Advice of Changes............................................................39
        7.16.  REIT Status..................................................................40



        7.17.  Governance...................................................................40
        7.18.  Corporate Headquarters.......................................................40
        7.19.  Amendments to Excel DRIP.....................................................40
        7.20.  Legacy Arrangements..........................................................41
        7.21.  Consulting Agreement.........................................................41
        7.22.  No Sale Agreements...........................................................41
        7.23.  Dividends....................................................................41
        7.24.  Executive Employment Agreements..............................................41

ARTICLE 8.     CONDITIONS...................................................................42
        8.1.   Conditions to Each Party's Obligation to Effect the Merger...................42
        8.2.   Conditions to Obligations of New Plan to Effect the Merger...................42
        8.3.   Conditions to Obligation of Excel to Effect the Merger.......................44

ARTICLE 9.     TERMINATION..................................................................45
        9.1.   Termination by Mutual Consent................................................45
        9.2.   Termination by Either Excel or New Plan......................................45
        9.3.   Termination by New Plan......................................................45
        9.4.   Termination by Excel.........................................................46
        9.5.   Certain Fees and Expenses Upon Effect of Termination and Abandonment.........46
        9.6.   Investigation................................................................48

ARTICLE 10.    GENERAL PROVISIONS...........................................................48
        10.1.  Nonsurvival of Representations, Warranties and Agreements....................48
        10.2.  Notices......................................................................49
        10.3.  Assignment; Binding Effect; Benefit..........................................49
        10.4.  Entire Agreement.............................................................49
        10.5.  Confidentiality..............................................................50
        10.6.  Amendment....................................................................50
        10.7.  Governing Law................................................................50
        10.8.  Counterparts.................................................................50
        10.9.  Headings.....................................................................50
        10.10. Interpretation...............................................................50
        10.11. Extension; Waiver............................................................50
        10.12. Severability.................................................................51
        10.13. Enforcement of Agreement.....................................................51
        10.14. Interpretation and Certain Definitions.......................................51
        10.15. Limitation of Liability......................................................51

EXHIBITS

A-1     Arnold Laubich Employment Agreement
A-2     Gary Sabin Employment Agreement
B-1     Gary SabinVoting Agreement
B-2     Laubich and Newman Voting Agreement
C-1     Gary Sabin Support Agreement
C-2     Laubich and Newman Support Agreement
D-1     Amendment to Administrative Services Agreement
D-2     Terms of Legacy Agreement
E       Terms of Newman Consulting Agreement

F       Executive Employment Agreements


SCHEDULES

1.1     New Plan Trust Amendments
2.2     Trustees of Surviving Trust
2.3     Officers of Surviving Trust
3.1     Excel Charter Amendments
3.2     Amended and Restated Bylaws of Excel
3.3     Directors of Excel as of Effective Time
3.4     Officers of Excel as of Effective Time
4.1(b)  Certificate of Designation for Excel Series D Preferred Stock

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 14, 1998, among EXCEL REALTY TRUST, INC., a Maryland corporation ("Excel"), ERT MERGER SUB, INC., a Maryland corporation and wholly-owned subsidiary of Excel ("Sub"), and NEW PLAN REALTY TRUST, a Massachusetts business trust ("New Plan").

                                    RECITALS

        A. The Board of Directors of Excel and the Board of Trustees of New Plan have both determined that a business combination between Excel and New Plan is in the best interests of their respective companies and stockholders and holders of shares of beneficial interest (sometimes hereinafter referred to as "shareholders") and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger of Sub with and into New Plan upon the terms and subject to the conditions set forth herein.

        B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. Each of Excel and New Plan has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

        D. Excel, Sub and New Plan desire to make certain representations, warranties and agreements as provided in this Agreement.

        E. Simultaneously herewith, (i) Excel and Arnold Laubich ("Laubich"), currently New Plan's President and Chief Executive Officer, have entered into an employment agreement (in the form of Exhibit A-1 hereto) to be effective as of the Effective Time (as herein defined) and (ii) Excel and Gary Sabin ("Sabin"), currently Excel's Chairman and Chief Executive Officer, have entered into an employment agreement (in the form of Exhibit A-2 hereto) to be effective as of the Effective Time.

        F. Simultaneous herewith, Laubich, Sabin and William Newman ("Newman") have entered into (i) a Voting Agreement in the form of Exhibit B-1 hereto (for Sabin) and Exhibit B-2 hereto (for Laubich and Newman) with respect to approval of the Merger, this Agreement and the transactions contemplated hereby and (ii) a Support Agreement in the form of Exhibit C-1 hereto (for Sabin) and Exhibit C-2 hereto (for Laubich and Newman) with respect to certain matters from and after the Effective Time.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

        1.1. THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into New Plan in accordance with this Agreement and the separate corporate existence of Sub shall thereupon cease (the "Merger"). New Plan shall continue as the surviving trust in the Merger (sometimes hereinafter referred to as the "Surviving Trust"). The Merger shall have the effects specified in
Section 3-114 of the Maryland General Corporation Law (the "MGCL") and in the Amended and Restated Declaration of Trust of New Plan dated January 15, 1996 (the

"Declaration of Trust") as amended by the Trust Amendments (the "Trust Amendments") set forth on Schedule 1.1 hereto under Massachusetts law.

        1.2. THE CLOSING. On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated under
Article 9 hereof, the closing of the Merger (the "Closing") shall take place (a) at the offices of Latham & Watkins in New York, New York, at 9:00 a.m., local time, on the third business day immediately following the day on which the condition set forth in Section 8.1(a) has been satisfied, provided that if all the other conditions set forth in Article 8 are not then fulfilled or waived on such third business day, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are so fulfilled or waived, subject however, to Article 9 hereof, or (b) at such other time, date or place as Excel and New Plan may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." As used herein, "business day" shall mean a day on which banks are not required or authorized to close in The City of New York.

        1.3. EFFECTIVE TIME. At the Closing, the parties hereto shall cause Articles of Merger meeting the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date, and the Trustees of New Plan shall cause to be properly executed and filed with the Secretary of the Commonwealth of Massachusetts a certificate as to the due adoption of the Trust Amendments and of the effectiveness of the Merger provided for in this Agreement to which shall be attached a duplicate copy of such Articles of Merger (the "Certificate of Amendment and Merger"). The Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the filing of the Certificate of Amendment and Merger with the Secretary of the Commonwealth of Massachusetts (the "Effective Time").

        1.4. REVISION OF FORM OF TRANSACTION. In the event that consummation of the Merger as contemplated by this Agreement would result in a Excel Material Adverse Effect (as defined herein) at or following the Effective Time as a result of the failure of the Surviving Trust to be treated as a qualified REIT subsidiary (as defined in the Code) under applicable provisions of state law, then the parties shall effect the business combination of New Plan and Excel as a direct merger of New Plan into Excel and such Merger shall be deemed the "Merger" hereunder, and this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the revised form of such business combination with each party executing a written amendment to this Agreement as necessary to reflect the foregoing, provided that in such case the Excel Series D Preferred Stock (as herein defined) shall not have voting rights on general stockholder matters. Such amendment shall not change the substantive terms of this Agreement, including, without limitation, provisions with respect to the consideration to be received by the holders of New Plan Common Shares (as herein defined).

                                   ARTICLE 2.
                       ORGANIZATION OF THE SURVIVING TRUST

        2.1. DECLARATION OF TRUST. The Declaration of Trust in effect immediately prior to the Effective Time (after giving effect to the Trust Amendments which shall be submitted to the New Plan shareholders at the New Plan Shareholders Meeting (as herein defined) and made effective immediately prior to the Effective Time) shall be the Declaration of Trust of the Surviving Trust, until duly amended in accordance with the provisions of the Declaration of Trust and applicable law.

        2.2. TRUSTEES. The persons listed on Schedule 2.2 hereto shall become the trustees of the Surviving Trust as of the Effective Time, subject to Section 3.3.

        2.3. OFFICERS. The persons listed on Schedule 2.3 hereto with their respective titles shall be the officers of the Surviving Trust as of the Effective Time, subject to Section 3.4.

                                   ARTICLE 3.
                              ORGANIZATION OF EXCEL

        3.1. ARTICLES OF INCORPORATION. The charter, as amended (the "Charter") of Excel in effect immediately prior to the Effective Time shall be the Charter of Excel from and after the Effective Time until duly amended in accordance with applicable law; provided that, as of the Effective Time and subject to receipt of the requisite approval of the stockholders of Excel at the Excel Stockholders Meeting (as herein defined), (i) Article II of the Charter shall be amended to read in its entirety as follows: "The name of the corporation (which is hereinafter called the "Corporation") is New Plan Excel Realty Trust, Inc." and
(ii) such Charter shall be further amended as set forth on Schedule 3.1 to this Agreement (such amendment being referred to herein as the "Excel Charter Amendment").

        3.2. BYLAWS. The Bylaws of Excel in effect immediately prior to the Effective Time shall be the Bylaws of Excel from and after the Effective Time until duly amended in accordance with applicable law; provided that, as of the Effective Time, the Bylaws of Excel shall be amended and restated as set forth on Schedule 3.2 to this Agreement.

        3.3. DIRECTORS. As of the Effective Time, the Board of Directors of Excel shall be reconstituted to have fifteen (15) members, nine (9) to be designated by New Plan and six (6) to be designated by Excel, as further set forth on Schedule 3.3 so that the persons listed on Schedule 3.3 hereto shall become the directors of Excel as of the Effective Time. In the event that any person designated on Schedule 2.2 or 3.3 (including by reason of this sentence) is unable or unwilling to serve as a director of Excel or trustee of the Surviving Trust as of the Effective Time, then New Plan shall designate the replacement for any such persons who are trustees of or designated by New Plan, and Excel shall designate the replacement for any such persons who are directors of or designated by Excel and in each case, such replacement designees shall be treated as if set forth on Schedule 2.2 or 3.3, as the case may be, as of the date hereof in place of the person for whom he or she has been designated as a replacement.

        3.4. OFFICERS. The persons listed on Schedule 3.4 hereto with their respective titles shall be the officers of Excel as of the Effective Time. In the event that prior to the Effective Time any person designated on Schedule 2.3 or 3.4 (including by reason of this sentence) is unable or unwilling to serve as an officer of the Surviving Trust or Excel as set forth on Schedule 2.3 or 3.4, as the case may be, New Plan and Excel shall mutually determine the person or persons to serve as such officer in replacement for such person.

        3.5. EXCEL STOCK DIVIDEND. New Plan and Excel agree that Excel shall declare and pay on each share of Excel Common Stock a dividend of .2 of a share of Excel Common Stock (the "Excel Stock Dividend"). Both the record date and the payment date for such dividend shall be before the Effective Time. In the case of any holder of Excel Common Stock entitled to receive a dividend of a whole number of shares plus a fraction of one share (after taking into account all shares owned by such holder), such holder shall receive such whole number of shares but, in satisfaction and redemption of such holder's right to receive such fraction of one share, such holder shall receive cash in an amount equal to such fraction of the value of one share of Excel Common Stock, determined as the average of the high and low trading prices of a share of Excel Common Stock on the New York Stock Exchange on the record date for the Excel Stock Dividend.

                                   ARTICLE 4.
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                        PARTIES; EXCHANGE OF CERTIFICATES

        4.1.   EFFECT ON CAPITAL STOCK.

               (a) At the Effective Time, each share of beneficial interest, no par value, of New Plan ("New Plan Common Shares") together with the New Plan Rights (as herein defined) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be cancelled and converted into, subject to the prior distribution of the Excel Stock Dividend, the right to receive one (1) (the "Exchange Ratio") share of common stock, par value $.01 per share, of Excel ("Excel Common Stock"). The Exchange Ratio and corresponding number of shares of Excel Common Stock to be issued in the Merger shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (other than the Excel Stock Dividend), reorganization, recapitalization or other like change with respect to the Excel Common Stock or New Plan Common Shares occurring after the date hereof and prior to the Effective Time (subject, however, to Sections 7.3(b)(iv) and 7.3(c)(iv) hereof). Each New Plan Common Share to be converted in the Merger shall be converted, without further consideration together with its associated share purchase right (a "New Plan Right") issued pursuant to the Rights Agreement between New Plan and Bank Boston, N.A., as rights agent. References herein to New Plan Common Shares to be converted in the Merger are deemed to include the associated New Plan Rights. Each share of Excel Common Stock issued to holders of New Plan Common Shares in the Merger shall be issued together with one associated preferred stock purchase right (an "Excel Right") in accordance with the Rights Agreement between Excel and BankBoston, N.A., as rights agent. References herein to shares of Excel Common Stock issuable in connection with the Merger are deemed to include the associated Excel Rights.

               (b) At the Effective Time, each Depositary Share representing one-tenth of a share of 7.8% Series A Cumulative Step-up Rate Premium Preferred Shares, par value $1.00 per share, of New Plan ("New Plan Preferred Shares") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be cancelled and converted into the right to receive one voting depositary share representing a one-tenth fractional interest in a share of 7.8% Series D Cumulative Voting Step-up Rate Premium Preferred Stock, par value $.01 per share, of Excel ("Excel Series D Preferred Stock"), and shall have a liquidation preference of $50.00 per share. The Excel Series D Preferred Stock shall have the same terms as the New Plan Preferred Shares and such other terms which are reflected on Schedule 4.1(b) hereto and which other terms are hereafter approved by New Plan, shall have ten
(10) votes per share, with each depositary share representing a one-tenth fractional interest in a share of Excel Series D Preferred Stock (a "Excel Series D Depositary Share") having one vote per share (voting together with the Excel Common Stock) and shall accrue dividends from the end of the last period with respect to which the New Plan Preferred Shares received a dividend payment (it being agreed that Excel shall cooperate with New Plan to address such other terms promptly hereafter). The shares of Excel Common Stock to be issued to holders of New Plan Common Shares and the Excel Series D Depositary Shares to be issued in the Merger to holders of New Plan Preferred Shares are sometimes referred to collectively herein as the "Merger Consideration."

               (c) At the Effective Time, each share of common stock, par value $.01 per share, of Sub ("Sub Common Stock"), outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Sub or the holder of the securities of either of these entities, be canceled and converted into the right to receive one New Plan Common Share.

               (d) As a result of the Merger and without any action on the part of the holder thereof, all New Plan Common Shares and New Plan Preferred Shares outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any New Plan Common Share or New Plan Preferred Share shall thereafter cease to have any rights with respect to such New Plan Common Share or New Plan Preferred Share, except the right to receive, without interest, the Merger Consideration (including the rights described in Sections 4.2(c), 4.2(d) and 4.2(e) hereof) and cash in lieu of fractional shares of Excel Common Stock upon the surrender of such Certificate.

               (e) Each New Plan Common Share or New Plan Preferred Share issued and held in New Plan's treasury at the Effective Time or owned of record or beneficially by Excel, if any, shall by virtue of the Merger cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor. Each share of Excel Common Stock and Excel Series D Preferred Stock issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

               (f) To the extent that acceleration by New Plan of the exercisability of any outstanding option to purchase New Plan Common Shares (each, an "New Plan Option") is permitted but not required by the applicable governing instrument, New Plan shall not elect to cause such acceleration to occur. In connection therewith, at the Effective Time, to the extent not prohibited by the terms of the relevant governing instrument, New Plan's obligations with respect to each New Plan Option that is outstanding and unexercised immediately prior thereto shall be assumed by Excel, as follows. Each New Plan Option shall cease to represent a right to purchase New Plan Common Shares and shall instead represent a right to purchase shares of Excel Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of whichever of New Plan's Amended and Restated 1985 Incentive Stock Option Plan, March 1991 Stock Option Plan, Non-Qualified Stock Option Plan, 1991 Stock Option Plan or 1997 Stock Option Plan (collectively, the "New Plan Employee Stock Plans"), that the New Plan Option was issued under and the agreements evidencing grants thereunder, including subject to the provisions of the first sentence of this Section 4.1(f), the accelerated vesting of New Plan Options that shall occur in connection with and by virtue of the Merger as and to the extent required by the New Plan Employee Stock Plans or such agreements):

                      (i) the number of shares of Excel Common Stock to be subject to the assumed New Plan Option shall be equal to the product of the number of New Plan Common Shares that were subject to the option and the Exchange Ratio, provided that any fractional share of Excel Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and

                      (ii) the exercise price per share of Excel Common Stock under the assumed New Plan Option shall be equal to the exercise price per New Plan Common Share under the option before the assumption by Excel divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

Except as provided above, each such assumed New Plan Option shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to New Plan Options immediately prior to the Effective Time. No later than the Effective Time, Excel will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the shares of Excel Common Stock issuable in connection with the assumed New Plan Options, and Excel shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such assumed New Plan Options remain outstanding. At or prior to the Effective Time, Excel shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Excel Common Stock for delivery in connection with the assumed New Plan Options. The adjustment provided herein with respect to any New Plan Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the assumed New Plan Option after its assumption by Excel shall be the same as before such assumption except that all references to New Plan shall be deemed to be references to Excel.

        4.2.   EXCHANGE OF CERTIFICATES.

               (a) As of the Effective Time, Excel shall deposit, or shall cause to be deposited, with an exchange agent selected by Excel, which shall be reasonably satisfactory to New Plan (the "Exchange Agent"), for the benefit of the holders of New Plan Common Shares and New Plan Preferred Shares, for exchange in accordance with this Article 4, certificates representing the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding New Plan Common Shares, and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c).

               (b) Promptly after the Effective Time, Excel shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Excel may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration, and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares of the Merger Consideration and dividends and distributions on the Merger Consideration contemplated by Section 4.2(c) hereto payable to holders of Certificates. In the event of a transfer of ownership of New Plan Common Shares or New Plan Preferred Shares which is not registered in the transfer records of New Plan, certificates representing the proper number of shares of the Merger Consideration, together with a check for the cash to be paid in lieu of fractional shares of the Merger Consideration and dividends and distributions on the Merger Consideration contemplated by Section 4.2(c) hereof, may be issued to such a transferee if the Certificate representing such New Plan Common Shares or New Plan Preferred Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to above will, at New Plan's election, provide for the ability of a holder of one or more Certificates to elect that shares of Excel Common Stock to be received in exchange for the New Plan Common Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such shares of Excel Common Stock be credited to an appropriate book entry account or, as applicable, an account established for the holder under the dividend reinvestment and stock purchase plan of Excel.

               (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Merger Consideration with a record date after the Effective Time shall be paid with respect to any New Plan Common Shares or New Plan Preferred Shares represented by a Certificate until such

Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon.

               (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of New Plan of New Plan Common Shares and New Plan Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Trust, they shall be canceled and exchanged for certificates for the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions on the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Appropriate procedures shall be established by Excel and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of Excel Common Stock or Excel Series D Preferred Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediate foregoing sentence, Excel may rely conclusively on the shareholder records of New Plan in determining the identity of and the number of New Plan Common Shares or New Plan Preferred Shares held by each holder of a Certificate at the Effective Time.

               (e) No fractional shares of the Merger Consideration shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of the Merger Consideration pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional shares of the Merger Consideration that would otherwise be issuable (after taking into account all shares held by each record or beneficial owner of the Merger Consideration), and the amount of such cash adjustment shall be equal to such fractional proportion of the closing sale prices of the Excel Common Stock on the New York Stock Exchange ("NYSE") as reported in The Wall Street Journal, or, if not reported thereby, by another authoritative source, on the trading day on which the Effective Time occurs.

               (f) Any portion of the Merger Consideration held by the Exchange Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former stockholders of New Plan one year after the Effective Time shall be delivered to Excel. Any former stockholders of New Plan who have not theretofore complied with this Article 4 shall thereafter look only to Excel for payment of their shares constituting the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c), in each case, without any interest thereon.

               (g) None of Excel, New Plan, the Exchange Agent or any other person shall be liable to any former holder of New Plan Common Shares or New Plan Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Excel, the posting by such person of a bond in such reasonable amount as Excel may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Excel will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares and unpaid dividends and distributions on shares of the Merger Consideration as provided in Section 4.2(d), deliverable in respect thereof pursuant to this Agreement.

               (i) The holders of New Plan Common Shares and New Plan Preferred Shares shall not be entitled to appraisal rights as a result of the Merger.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF NEW PLAN

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Excel (the "New Plan Disclosure Letter") or as set forth in the New Plan Reports (as defined below) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the New Plan Disclosure Letter and such New Plan Reports shall be deemed applicable to each particular representation and warranty of New Plan herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), New Plan represents and warrants to Excel as follows:

        5.1. EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. New Plan is an unincorporated business trust duly established, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. New Plan is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business therein as a Massachusetts business trust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a "New Plan Material Adverse Effect." For purposes of this Agreement, a "New Plan Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of New Plan and its Subsidiaries taken as a whole (or any matter which is reasonably likely to have such an effect). The Declaration of Trust confers upon the trustees named therein, and their successors in trust, power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of New Plan's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions where such failure to be so qualified or to be in good standing would not have a New Plan Material Adverse Effect. Except as set forth in Schedule 5.1 of the New Plan Disclosure Letter, or as disclosed in the New Plan Reports filed prior to the date hereof, neither New Plan nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which New Plan or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a New Plan Material Adverse Effect. To the knowledge of the executive officers of New Plan, New Plan and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a New Plan Material Adverse Effect. True and correct copies of New Plan's Declaration of Trust and its Subsidiaries' charter and bylaws, and partnership and joint venture agreements have been previously delivered or made available to Excel.

        5.2. AUTHORIZATION, VALIDITY, AND EFFECT OF AGREEMENTS. New Plan has the requisite power and authority to execute and deliver this Agreement and, subject to the Trust Amendments and the vote of holders of New Plan Common Shares described herein, to consummate the transactions contemplated hereby. The Board of Trustees of New Plan has unanimously approved the Trust Amendments, this Agreement, the Merger, and the transactions contemplated by this Agreement and declared such transactions advisable and in the best interests of the holders of New Plan Common Shares and has resolved to recommend that the holders of New Plan Common Shares adopt and approve the Trust Amendments, this Agreement, the Merger and the transactions contemplated by this Agreement at the New Plan Shareholders Meeting. Subject only to the approval of this Agreement and the transactions contemplated hereby (including the Trust Amendments) by the New Plan Required Vote (as herein defined), the consummation by New Plan of the transactions contemplated hereby has been duly authorized by all requisite action on the part of New Plan. This Agreement has been duly executed and delivered by New Plan and constitutes the valid and legally binding obligation of New Plan, enforceable against New Plan in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding New Plan Common Shares is necessary to approve the Trust Amendments and the Merger (the "New Plan Required Vote"). No other vote of the holder of any capital stock of New Plan is required in connection with the Merger or Trust Amendments.

        5.3. CAPITALIZATION. The authorized capitalization of New Plan consists of an unlimited number of New Plan Common Shares and 1,000,000 preferred shares, par value $1.00 per share. As of May 13, 1998, there were 59,658,752 New Plan Common Shares issued and outstanding and 150,000 New Plan Preferred Shares issued and outstanding. New Plan has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of New Plan Common Shares on any matter. All such issued and outstanding New Plan Common Shares and New Plan Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, except as described in the section entitled "Summary of Declaration of Trust -- Shareholders' Liability to Third Persons and Indemnification by Trust" in an exhibit to New Plan's Form 8-A dated May 30, 1986, and are free of preemptive or similar rights. Other than the New Plan Options and New Plan Rights, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate New Plan or any of its Subsidiaries to issue, transfer or sell any shares of beneficial interest or capital stock of New Plan or any of its Subsidiaries. After the Effective Time, the Surviving Trust will have no obligation to issue, transfer or sell any shares of beneficial interest, capital stock or other equity interest of New Plan or the Surviving Trust pursuant to any New Plan Benefit Plan (as defined in Section 5.14). Except as set forth in Schedule 5.3 of the New Plan Disclosure Letter, there are no agreements or understandings to which New Plan is a party with respect to the voting of any New Plan Common Shares or which restrict the transfer of any such shares, nor does New Plan have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in New Plan's Declaration of Trust with respect to the maintenance of New Plan as a real estate investment trust ("REIT") and the share ownership-limit set forth therein. Other than with respect to New Plan Options and New Plan Rights, there are no outstanding contractual obligations of New Plan to repurchase, redeem or otherwise acquire any New Plan Common Shares or any other securities of New Plan. Except as set forth in Schedule 5.3 of the New Plan Disclosure Letter, New Plan is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

        5.4. SUBSIDIARIES. Each Subsidiary of New Plan is set forth in Schedule
5.4 of the New Plan Disclosure Letter. Except as set forth in Schedule 5.4 of the New Plan Disclosure Letter or as set forth in the New Plan Reports filed prior to the date hereof, as of the date hereof New Plan owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of New Plan's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of New Plan's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by New Plan free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of New Plan is set forth in the New Plan Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital (including options, rights, convertible securities and the like); and (iii) the primary and fully diluted percentage ownership of New Plan (directly or indirectly) in each Subsidiary.

        5.5. OTHER INTERESTS. Except for interests in the Subsidiaries of New Plan and as otherwise set forth in the New Plan Disclosure Letter or the New Plan Reports filed prior to the date hereof, neither New Plan nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investment securities held for sale and cash equivalents).

        5.6. NO VIOLATION. Except as set forth in Schedule 5.6 of the New Plan Disclosure Letter, neither the execution and delivery by New Plan of this Agreement nor the consummation by New Plan of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Declaration of Trust of New Plan, subject to approval of the Trust Amendments and the Merger at the New Plan Shareholders Meeting, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the New Plan Employee Stock Plans, or any grant or award made under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of New Plan or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which New Plan or any of its Subsidiaries is a party, or by which New Plan or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a New Plan Material Adverse Effect, or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, other than the filings provided for in
Article 1, any filings required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and filings with the NYSE, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent New Plan from performing, or materially impair New Plan's ability to perform, its obligations under this Agreement or have a New Plan Material Adverse Effect. Clause (iii) of this Section 5.6 shall not apply to any note, bond, mortgage, indenture or deed of trust or similar instrument where the current principal amount or principal amount secured does not exceed $20,000,000.

        5.7. SEC DOCUMENTS. New Plan has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since August 1, 1995 (collectively, the "New Plan Reports"). As of their respective dates, the New Plan Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws") and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of New Plan included in or incorporated by reference into the New Plan Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of New Plan and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of New Plan included in or incorporated by reference into the New Plan Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of New Plan and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC.

        5.8. LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which New Plan or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of New Plan, to which any of its directors, officers, employees or agents acting in such capacity, is a party and (ii) no actions, suits or proceedings pending against New Plan or any of its Subsidiaries or, to the knowledge of New Plan, against any of its directors, officers, employees or agents acting in such capacity or, to the knowledge of New Plan, threatened in writing against New Plan or any of its Subsidiaries or against any of its directors, officers, employees or agents acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a New Plan Material Adverse Effect.

        5.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the New Plan Reports filed with the SEC prior to the date hereof or in Schedule 5.9 of the New Plan Disclosure Letter, since January 31, 1998, New Plan and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been (i) any event, circumstance or occurrence which has had or could reasonably be expected to have a New Plan Material Adverse Effect, other than any such change that results from a decline or deterioration in general economic conditions in the real estate markets in which either New Plan or Excel operates and that affects both New Plan and Excel in a substantially similar manner, (ii) as of the date hereof and other than the New Plan Rights, any declaration, setting aside or payment of any dividend or other distribution with respect to the New Plan Common Shares or New Plan Preferred Shares, or (iii) any material change in New Plan's accounting principles, practices or methods.

        5.10.  TAXES.

               (a) Except as set forth in Schedule 5.10 of the New Plan Disclosure Letter and except as has not resulted and would not result in an New Plan Material Adverse Effect: New Plan and each of its Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes required to be paid and (iv) has complied with all applicable laws relating to withholding Taxes. New Plan has not received notice of any audit (not since closed) of any Return filed by New Plan with respect to any tax year ending after December 31, 1995, and New Plan has not been notified by the Internal Revenue Service ("IRS") or any State taxing authority that any such audit is contemplated or pending. Neither New Plan nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither New Plan nor any of its Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by New Plan and each of its Subsidiaries since December 31, 1995, and all material communications relating thereto have been made available for inspection to representatives of Excel. Since December 31, 1997,

New Plan has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither New Plan nor any New Plan Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of New Plan or any of the New Plan Subsidiaries except liens for Taxes not yet due. Except as between affiliates of New Plan, neither New Plan nor any New Plan Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes, or has any liability for Taxes of any person other than New Plan and the New Plan Subsidiaries under Treas. Reg. Section1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under
Section 280G of the Code or any amount that would be non-deductible under
Section 162(m) of the Code. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto. The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

               (b) New Plan (i) has elected to be taxed as a REIT commencing July 31, 1972, (ii) has been subject to taxation as a REIT within the meaning of
Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing July 31, 1993 through its taxable year ended July 31, 1997, (iii) has operated since July 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner so as to qualify as a REIT for its taxable year ending on the Closing Date, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of New Plan, no such challenge is pending or threatened. New Plan represents that each of its corporate Subsidiaries is, and at all times since its affiliation with New Plan has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which New Plan (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of New Plan or the New Plan Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that would be subject to an election under IRS Notice 88-19 or has any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code, in each case to the extent the foregoing would result in an New Plan Material Adverse Effect.

               (c) New Plan has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

               (d) New Plan has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by New Plan.

               (e) New Plan is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

        5.11.  BOOKS AND RECORDS.

               (a) The books of account and other financial records of New Plan and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the New Plan Reports.

               (b) The minute books and other records of New Plan and its Subsidiaries for the period since December 31, 1987 have been made available to Excel, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust, corporate or partnership action of the shareholders, trustees, partners, members and directors and any committees of the Board of Trustees of New Plan and its Subsidiaries.

        5.12. PROPERTIES. New Plan and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule
5.12 of the New Plan Disclosure Letter (the "New Plan Properties"), which are all of the real estate properties owned or leased by them. The New Plan Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) liens, mortgages or deeds of trust, charges which are liens and security interests ("Encumbrances") and other Property Restrictions set forth in
Schedule 5.12 of the New Plan Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Excel), and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate do not materially interfere with the present use of any of the New Plan Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted there by New Plan and its Subsidiaries. Valid policies of title insurance have been issued insuring New Plan's or any of its Subsidiaries' fee simple title to the New Plan Properties owned in fee in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the New Plan Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the New Plan Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which New Plan has rights to, to and from any of the New Plan Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. New Plan is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the New Plan Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a New Plan Material Adverse Effect. To the knowledge of New Plan, (A) there are no material structural defects relating to the New Plan Properties, (B) there are no New Plan Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any New Plan Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration to any New Plan Property is underway or for which contracts have been entered into the cost of which exceeds $250,000, except in each case, as set forth in Schedule 5.12 of the New Plan Disclosure Letter. Neither New Plan nor any of its Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the New Plan Properties where the fair market value of the object of such proceeding exceeds $250,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by New Plan or its Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the New Plan Properties as currently maintained, used or operated by New Plan or its Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by New Plan or its Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant New Plan Property. All work to be performed, payments to be made and actions to be taken by New Plan or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the New Plan Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and New Plan is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. New Plan owns less than $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

        5.13. ENVIRONMENTAL MATTERS. Except as set forth in the New Plan Reports or in Schedule 5.13 of the New Plan Disclosure Letter and any environmental assessment or report listed therein to the actual knowledge of the executive officers of New Plan: none of New Plan, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the New Plan Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the New Plan Properties, which presence or occurrence would, individually or in the aggregate, have a New Plan Material Adverse Effect; New Plan and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials or environmental matters or contamination ("Environmental Laws"), except where the failure to so comply would not reasonably be expected to have a New Plan Material Adverse Effect; and New Plan, its assets and businesses and all operations related thereto are now in compliance with all Environmental Laws and not subject to any liability, or, with respect to any required remediation, corrective action or prophylactic or other like action, obligation under any Environmental Law, except where the failure to comply with any such Environmental Law would not have an New Plan Material Adverse Effect.

        5.14. EMPLOYEE BENEFIT PLANS. All employee benefits plans and other benefit programs, policies and arrangements covering employees of New Plan and the New Plan Subsidiaries (the "New Plan Benefit Plans") are listed in Schedule
5.14 of the New Plan Disclosure Letter. True and complete copies of the New Plan Benefit Plans have been made available to Excel. To the extent applicable, the New Plan Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any New Plan Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified. No New Plan Benefit Plan or any other plan with respect to which New Plan or any entity under "common control" with New Plan within the meaning of ERISA Section 4001 has or had any liability is or has been covered by Title IV of ERISA or
Section 412 of the Code. Neither any New Plan Benefit Plan nor any fiduciary thereof nor New Plan has incurred any material liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA. Each New Plan Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of New Plan, there are no pending or anticipated claims against or otherwise involving any of the New Plan Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of New Plan Benefit Plan activities) has been brought against or with respect to any such New Plan

Benefit Plan, except for any of the foregoing which would not have an New Plan Material Adverse Effect. All material contributions required to be made as of the date hereof to the New Plan Benefit Plans have been timely made or provided for. Neither New Plan nor any entity under "common control" with New Plan within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). New Plan does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code, and New Plan has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in Schedule 5.14 of the New Plan Disclosure Letter, the execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of New Plan or any of its Subsidiaries.

        5.15. LABOR MATTERS. Except as set forth in Schedule 5.15 of the New Plan Disclosure Letter, neither New Plan nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of New Plan, threatened against New Plan or any of its Subsidiaries relating to their business, except for any such proceeding which would not have an New Plan Material Adverse Effect. To the knowledge of the executive officers of New Plan, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of New Plan or any of its Subsidiaries which would have an New Plan Material Adverse Effect.

        5.16. NO BROKERS. New Plan has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of New Plan or Excel to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that New Plan has retained Morgan Stanley & Co. ("Morgan Stanley") to serve as its financial advisor pursuant to an engagement letter, a true and correct copy of which has been delivered to Excel prior to the date hereof, and retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to render a fairness opinion pursuant to an engagement letter dated May 12, 1998. Other than the foregoing arrangements, New Plan is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations by New Plan leading to this Agreement or the consummation of the transactions contemplated hereby.

        5.17. OPINION OF FINANCIAL ADVISOR. New Plan has received the opinion of Merrill Lynch to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of New Plan Common Shares.

        5.18. EXCEL STOCK OWNERSHIP. Neither New Plan nor any of its Subsidiaries owns any shares of Excel Common Stock or other securities convertible into any shares of Excel Common Stock; and New Plan is not an "interested stockholder" of Excel or an "affiliate of an interested stockholder" of Excel, within the meaning of Section 3-602 of the MGCL.

        5.19. RELATED PARTY TRANSACTIONS. Schedule 5.19 of the New Plan Disclosure Letter describes each: (i) business relationship (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (x) New Plan, and (y) any present or former officer, director or Affiliate (as herein defined) of New Plan, any present or former known spouse, ancestor or descendant of any of the aforementioned persons, any trust or other similar entity for the benefit of any of the foregoing persons or any entity which is an Affiliate of the foregoing persons (all such persons, trusts and entities encompassed by this clause (y) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party"); (ii) transaction occurring between January 1, 1997 and the date of this Agreement between New Plan and any Related Party of New Plan; and (iii) amount owing by or to any of the Related Parties of New Plan, respectively, to or from New Plan as of the date of this Agreement. No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of New Plan, is presently owned by or leased by or to any Related Party of New Plan.

        5.20. CONTRACTS AND COMMITMENTS. The New Plan Disclosure Letter or the New Plan Reports filed prior to the date hereof sets forth, as of the date hereof, (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the New Plan Properties or personal property of New Plan and its Subsidiaries, (ii) each joint venture or partnership agreement involving New Plan or any New Plan Subsidiary, and (iii) each other material undischarged commitment entered into by New Plan or any of its Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course) where the obligation of New Plan or any New Plan Subsidiary exceeds $1,000,000 (excluding acquisitions described in the last sentence of this Section 5.20). True and correct copies of the foregoing have been previously delivered or made available to Excel. To the knowledge of New Plan, (i) each of the contracts described in the preceding sentence is in full force and effect and (ii) neither New Plan nor any New Plan Subsidiary or any other party thereto is in default thereof except where such default would not have a New Plan Material Adverse Effect. Schedule 5.20 of the New Plan Disclosure Letter includes a summary of the material terms of each acquisition of a business or real property which is the subject of a binding agreement or letter of intent, memorandum of understanding or similar agreement which has not been consummated (the "Pending New Plan Transactions").

        5.21.  LEASES.

               (a) Schedule 5.21 of the New Plan Disclosure Letter sets forth a list of all New Plan Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of New Plan's rental revenues for the most recent period reflected in the financial statements included in the New Plan Reports (a "Material New Plan Lease") and, with respect to each such Material New Plan Lease, sets forth the following information:

                      (i)    the name of the lessee;

                      (ii)   the expiration date of the lease;

                      (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

                      (iv) with respect to any Material New Plan Lease with a remaining term of less than 24 months, whether the lessee has notified New Plan in writing of any intention not to renew, or seek to renew, the lease.

               (b) Except as set forth in Schedule 5.21 of the New Plan Disclosure Letter, (i) all rental payments due under each Material New Plan Lease have been paid during the period January 1, 1998 through March 31, 1998, and (ii) to New Plan's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material New Plan Lease.

        5.22. INVESTMENT COMPANY ACT OF 1940. Neither New Plan nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

        5.23. CERTAIN PAYMENTS RESULTING FROM TRANSACTIONS. Except as set forth in Schedule 5.23 of the New Plan Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any New Plan Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of New Plan or any of its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of New Plan or its Subsidiaries to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in
Schedule 5.23 of the New Plan Disclosure Letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or New Plan Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of New Plan or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        5.24. STATE TAKEOVER STATUTES. To the knowledge of New Plan, New Plan has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation. The Board of Trustees of New Plan has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement are hereby authorized and approved with the intent that no state takeover law shall be applicable to the Merger, the Merger Agreement or the transactions contemplated thereby."

                                   ARTICLE 6.
                     REPRESENTATIONS AND WARRANTIES OF EXCEL

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to New Plan (the "Excel Disclosure Letter") or as set forth in the Excel Reports (as defined below) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the Excel Disclosure Letter and such Excel Reports shall be deemed applicable to each particular representation and warranty of Excel herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), Excel represents and warrants to New Plan as follows:

        6.1. EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. Excel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Excel is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have an Excel Material Adverse Effect (as herein defined). For purposes of this Agreement, an "Excel Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Excel and its Subsidiaries taken as a whole (or any matter which is reasonably likely to have such an effect). Each of Excel and Excel's Subsidiaries has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as it is now being conducted. Each of Excel's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions where such failure to be so qualified or to be in good standing would not have an Excel Material Adverse Effect. Neither Excel nor any or its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Excel or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have an Excel Material Adverse Effect. To the knowledge of the executive officers of Excel, Excel and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an Excel Material Adverse Effect. True and correct copies of Excel's and its Subsidiaries' charter and bylaws and partnership and joint venture agreements have been previously delivered or made available to New Plan.

        6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Excel has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the vote of the holders of Excel Common Stock described herein, to consummate the transactions contemplated hereby. The Board of Directors of Excel has unanimously approved and declared as advisable and in the best interests of the stockholders of Excel this Agreement, the Merger, and the transactions contemplated by this Agreement, including the Excel Charter Amendments and the issuance ("Share Issuance" and together with the Excel Charter Amendments, the "Excel Stockholder Matters") of shares of Excel Common Stock in accordance with the Merger and has resolved to recommend that the holders of Excel Common Stock approve the Excel Stockholder Matters at the Excel Stockholders Meeting. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Excel Required Vote (as herein defined), the consummation by Excel of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Excel. This Agreement has been duly executed and delivered by Excel and constitutes the valid and legally binding obligation of Excel, enforceable against Excel in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The affirmative vote of the holders of a majority of the shares of Excel Common Stock issued and outstanding is required to approve the Excel Charter Amendment, and the affirmative vote of the holders of a majority of the shares of Excel Common Stock cast at the Excel Stockholders Meeting is required to approve the Share Issuance; provided that the total votes cast in respect of the Share Issuance represents over 50% in interest of the Excel Common Stock entitled to vote thereon ("Excel Required Vote"). No other vote of the holders of capital stock of Excel is required in connection with the Excel Stockholder Matters or the transactions contemplated hereby.

        6.3. CAPITALIZATION. The authorized capital stock of Excel consists of 100,000,000 shares of Excel Common Stock and 10,000,000 shares of preferred stock, of which 4,600,000 shares have been designated Excel Series A Preferred Stock, 630,000 shares have been designated Excel Series B Preferred Stock, each par value $.01 per share (collectively, the "Excel Preferred Stock") and 100,000 shares have been designated as Series C Junior Participating Preferred Stock, par value $.01 per share ("Excel Series C Preferred Stock"). As of the date hereof, there were 23,428,633 shares of Excel Common Stock, 2,126,380 shares of Excel Series A Preferred Stock and 630,000 shares of Excel Series B Preferred Stock (6,300,000 Depositary Shares, each representing one-tenth of a share of Excel Series B Preferred Stock) issued and outstanding, 100,000 shares of Excel Series C Preferred Stock reserved for issuance upon exercise of the Excel Rights and no shares of Excel Common Stock are held in treasury. Excel has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Excel on any matter. All such issued and outstanding shares of Excel Common Stock, Excel Series A Preferred Stock and Excel Series B Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. Other than the Excel Rights, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Excel or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Excel or any of its Subsidiaries, and other than the issuance after the date hereof by Excel of Excel Common Stock, consistent with prior practice, upon the exercise of stock options issued to employees and directors prior to the date hereof, the conversion of shares of Excel Series A Preferred Stock outstanding on the date hereof, the exercise of warrants outstanding on the date hereof and the exchange of outstanding units of Excel Realty Partners, L.P. and EH Properties L.P. (the "Down REITs") outstanding on the date hereof. As of the date hereof and taking into account the Excel Stock Dividend and the distribution of shares of common stock, par value $.01 per share, of Excel Legacy Corporation ("Legacy") on March 31, 1998, options to purchase an aggregate of 1,763,250 shares of Excel Common Stock are outstanding, of which options to purchase 1,681,583 are exercisable, and Down REITs' units exchangeable for an aggregate of 1,677,910 shares of Excel Common Stock are outstanding. There are no agreements or understandings to which Excel is a party with respect to the voting of any shares of Excel Common Stock or which restrict the transfer of any such shares, nor does Excel have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in Excel's Charter with respect to the maintenance of Excel as a REIT and the share ownership limit set forth therein. Other than with respect to the Excel Rights, there are no outstanding contractual obligations of Excel to repurchase, redeem or otherwise acquire any shares of Excel Common Stock or any other securities of Excel. Except as set forth in Schedule 6.3 of the Excel Disclosure Letter, Excel is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

        6.4. SUBSIDIARIES. Each Subsidiary of Excel is identified in Schedule
6.4 of the Excel Disclosure Letter. Except as set forth in Schedule 6.4 of the Excel Disclosure Letter or as set forth in the Excel Reports filed prior to the date hereof, as of the date hereof, Excel owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Excel's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Excel's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Excel free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Excel is set forth in the Excel Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital (including options, rights, convertible securities and the like); and (iii) the primary and fully diluted percentage ownership of Excel (directly or indirectly) in each Subsidiary. Sub has no assets and has conducted no business except in connection with its organization and the transactions contemplated hereby.

        6.5. OTHER INTERESTS. Except for interests in the Excel Subsidiaries and as otherwise set forth in the Excel Disclosure Letter or the Excel Reports filed prior to the date hereof, neither Excel nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in investment securities held for sale and cash equivalents).

        6.6. NO VIOLATION. Except as set forth in Schedule 6.6 of the Excel Disclosure Letter, neither the execution and delivery by Excel of this Agreement nor the consummation by Excel of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of Excel, subject to approval of the Excel Stockholder Matters at the Excel Stockholders Meeting, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Excel's stock option plans, or any grant or award made under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Excel or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Excel or any of its Subsidiaries is a party, or by which Excel or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an Excel Material Adverse Effect, or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, other than the Regulatory Filings and filings with the NYSE, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Excel from performing, or materially impair Excel's ability to perform, its obligations under this Agreement or have an Excel Material Adverse Effect. Clause (iii) of this Section 6.6 shall not apply to any note, bond, mortgage, indenture or deed of trust or similar instrument where the current principal amount or principal amount secured does not exceed $20,000,000.

        6.7. SEC DOCUMENTS. Except as set forth in Schedule 6.7 of the Excel Disclosure Letter, Excel has timely filed all required forms, reports and documents with the SEC since January 1, 1995 (collectively, the "Excel Reports"). As of their respective dates, the Excel Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Excel included in or incorporated by reference into the Excel Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Excel and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Excel included in or incorporated by reference into the Excel Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Excel and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC.

        6.8. LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Excel or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of Excel, to which any of its directors, officers, employees or agents acting in such capacity, is a party and (ii) no actions, suits or proceedings pending against Excel or any of its Subsidiaries or, to the knowledge of Excel, against any of its directors, officers, employees or agents acting such capacity, or, to the knowledge of Excel, threatened in writing against Excel or any of its Subsidiaries or against any of its directors, officers, employees or agents acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clause (i) or (ii) above are reasonably likely, individually or in the aggregate, to have an Excel Material Adverse Effect.

        6.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Excel Reports filed with the SEC prior to the date hereof or in Schedule 6.9 of the Excel Disclosure Letter, since December 31, 1997, Excel and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been
(i) any event, circumstance or occurrence which has had or could reasonably be expected to have Excel Material Adverse Effect, other than any such change that results from a decline or deterioration in general economic conditions in the real estate markets in which either New Plan or Excel operates and that affects both New Plan and Excel in a substantially similar manner, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Excel Common Stock, Excel Series A Preferred Stock or Excel Series B Preferred Stock or (iii) any material change in Excel's accounting principles, practices or methods.

        6.10.  TAXES.

               (a) Except as set forth in Schedule 6.10 of the Excel Disclosure Letter and except as has not resulted and would not result in an Excel Material Adverse Effect: Excel and each of its Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are correct and complete in all material respects, and (ii) has paid or caused to be paid or adequately accrued or reserved for all Taxes shown to be due and payable on such Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (iii) has paid all Taxes required to be paid, and (iv) has complied with all applicable laws relating to withholding Taxes. Excel has not received notice of any audit of any Return filed by Excel with respect to any tax year ending after December 31, 1995, and Excel has not been notified by the IRS or any State taxing authority that any such audit is contemplated or pending. Neither Excel nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Excel nor any of its Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Excel and each of its Subsidiaries since December 31, 1995 and all material communications relating thereto have been made available for inspection to representatives of New Plan. Since December 31, 1997, Excel has incurred no liability for Taxes under Sections 857(b), (other than 857(b)(1) or (3)), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither Excel nor any Excel Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no tax liens upon the assets of Excel or any of the Excel Subsidiaries except liens for Taxes not yet due. Except as between affiliates of Excel (other than Legacy), neither Excel nor any Excel Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes, or has any liability for Taxes of any person other than Excel and the Excel Subsidiaries under Treas. Reg.
Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under
Section 280G of the Code or any amount that would be non-deductible under
Section 162 (m) of the Code.

               (b) Excel (i) has elected to be taxed as a REIT within the meaning of the Code commencing with its taxable year ended December 31, 1985,
(ii) has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing with its taxable year ended December 31, 1993 through its taxable year ended December 31, 1997, (iii) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on December 31, 1998, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of Excel, no such challenge is pending or threatened. Excel represents that each of its corporate Subsidiaries is, and at all times since its affiliation with Excel has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which Excel (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of Excel or the Excel Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that would be subject to an election under IRS Notice 88-19 or has any earnings and profits accumulated in any non-REIT year within the meaning of
Section 857 of the Code, in each case to the extent the foregoing would result in an Excel Material Adverse Effect.

               (c) Excel has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

               (d) Excel has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Excel.

               (e) Excel is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

        6.11.  BOOKS AND RECORDS.

               (a) The books of account and other financial records of Excel and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Excel Reports.

               (b) The minute books and other records of Excel and its Subsidiaries for the period since December 31, 1987 have been made available to New Plan, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate or partnership action of the stockholders, partners, members and directors and any committees of the Board of Directors of Excel and its Subsidiaries.

        6.12. PROPERTIES. Excel and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule 6.12 of the Excel Disclosure Letter (the "Excel Properties"), which are all the real estate properties owned or leased by them. The Excel Properties are not subject to any Property Restrictions, except for (i) Encumbrances and other Property Restrictions set forth in Schedule 6.12 of the Excel Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to New Plan) and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate do not materially interfere with the present use of any of the Excel Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conduced there by Excel and its Subsidiaries. Valid policies of title insurance have been issued insuring Excel's or any of its Subsidiaries' fee simple title to the Excel Properties owned in fee in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Excel Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Excel Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which Excel has rights to, to and from any of the Excel Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. Excel is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Excel Properties issued by any governmental authority, other than such violations which would not reasonably be expected to have an Excel Material Adverse Effect. To the knowledge of Excel (A) there are no material structural defects relating to the Excel Properties, (B) there are no Excel Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Excel Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof or (D) no current renovation or restoration to any Excel Property is underway or for which contracts have been entered into the cost of which exceeds $250,000, except in each case, as set forth in Schedule 6.12 of the Excel Disclosure Letter. Neither Excel nor any of its Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Excel Properties where the fair market value of the object of such proceeding exceeds $250,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by Excel or its Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Excel Properties as currently maintained, used or operated or by the continued maintenance, operation by Excel or its Subsidiaries or use of the parking areas as currently maintained, used or operated by Excel or its Subsidiaries which is not insured over and where the remedying of such violation would materially and adversely affect the relevant Excel Property. All work to be performed, payments to be made and actions to be taken by Excel or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Excel Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and Excel is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. Excel owns less that $15,000,000 of nonexempt assets under
Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

        6.13. ENVIRONMENTAL MATTERS. Except as set forth in the Excel Reports or in Schedule 6.15 of the Excel Disclosure Letter and any environmental assessment or report listed therein to the actual knowledge of the executive officers of
Excel: none of Excel, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Excel Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Excel Properties, which presence or occurrence would, individually or in the aggregate, have an Excel Material Adverse Effect; Excel and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the Environmental Laws, except where the failure to comply would not reasonably be expected to have an Excel Material Adverse Effect and Excel, its assets and businesses and all operations related thereto are now in compliance with all Environmental Laws and not subject to any liability, or, with respect to required remediation, corrective action or prophylactic or other like action, obligation under any Environmental Law, except where the failure to comply with any such Environmental Law would not have an Excel Material Adverse Effect.

        6.14. EMPLOYEE BENEFIT PLANS. All employee benefits plans and other benefit programs, policies and arrangements covering employees of Excel and the Excel Subsidiaries (the "Excel Benefit Plans") are listed in Schedule 6.14 of the Excel Disclosure Letter. True and complete copies of the Excel Benefit Plans have been made available to New Plan. To the extent applicable, the Excel Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Excel Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Excel Benefit Plan or any other plan with respect to which Excel or any entity under "common control" with Excel within the meaning of ERISA Section 4001 has or had any liability is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any Excel Benefit Plan nor any fiduciary thereof nor Excel has incurred any material liability or penalty under Section 4975 of the Code or
Section 502(i) of ERISA. Each Excel Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Excel, there are no pending or anticipated claims against or otherwise involving any of the Excel Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Excel Benefit Plan activities) has been brought against or with respect to any such Excel Benefit Plan, except for any of the foregoing which would not have an Excel Material Adverse Effect. All material contributions required to be made as of the date hereof to the Excel Benefit Plans have been timely made or provided for. Neither Excel nor any entity under "common control" with Excel within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Excel does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code, and Excel has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in Schedule 6.14 of the Excel Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Excel or any of its Subsidiaries.

        6.15. LABOR MATTERS. Neither Excel nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Excel, threatened against Excel or any of its Subsidiaries relating to their business, except for any such proceeding which would not have an Excel Material Adverse Effect. To the knowledge of the executive officers of Excel, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Excel or any of its Subsidiaries which would have an Excel Material Adverse Effect.

        6.16. NO BROKERS. Excel has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of New Plan or Excel to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Excel has retained Triton Pacific Capital, LLC ("Triton") as its financial advisor, pursuant to an engagement letter dated April 7, 1998, and Prudential Securities Incorporated ("Prudential") to render a fairness opinion, pursuant to an engagement letter dated April 22, 1998, true and correct copies of which have been delivered to New Plan prior to the date hereof. Other than the foregoing arrangements, Excel is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations by Excel leading to this Agreement or the consummation of the transactions contemplated hereby.

        6.17. OPINION OF FINANCIAL ADVISOR. Excel has received the opinion of Prudential to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Excel Common Stock from a financial point of view.

        6.18. NEW PLAN SHARE OWNERSHIP. Neither Excel nor any of its Subsidiaries owns any shares of beneficial interest or capital stock of New Plan or other securities convertible into capital stock of New Plan.

        6.19. RELATED PARTY TRANSACTIONS. Schedule 6.19 of the Excel Disclosure Letter describes each: (i) business relationship (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (x) Excel, and (y) any Related Party of Excel; (ii) transaction occurring between January 1, 1997 and the date of this Agreement between Excel and any Related Party of Excel; and (iii) amount owing by or to any of the Related Parties of Excel, respectively, to or from Excel as of the date of this Agreement. No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of Excel, is presently owned by or leased by or to any Related Party of Excel.

        6.20. CONTRACTS AND COMMITMENTS. The Excel Disclosure Letter or the Excel Reports filed prior to the date hereof set forth, as of the date hereof,
(i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Excel Properties or personal property of Excel and its Subsidiaries and (ii) each joint venture or partnership agreement involving Excel or any Excel Subsidiary, and (iii) each other material undischarged commitment entered into by Excel or any of its Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course), where the obligation of Excel or any Excel Subsidiary exceeds $1,000,000 (excluding acquisitions described in the last sentence of this Section 6.20). True and correct copies of the foregoing have been previously delivered or made available to New Plan. To the knowledge of Excel, (i) each of the contracts described in the preceding sentence is in full force and effect; and (ii) neither Excel nor any Excel Subsidiary or other party thereto is in default thereof except where such default would not have an Excel Material Adverse Effect. Schedule 6.20 of the Excel Disclosure Letter includes a summary of the material terms of each acquisition of a business or real property which is the subject of a binding agreement or letter of intent, memorandum of understanding or similar agreement which has not been consummated (the "Pending Excel Transactions").

        6.21.  LEASES.

               (a) Schedule 6.21 of the Excel Disclosure Letter sets forth a list of all Excel Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Excel's rental revenues for the most recent period reflected in the financial statements included in the Excel Reports (a "Material Excel Lease") and, with respect to each such Material Excel Lease, sets forth the following information:

                      (i)    the name of the lessee;

                      (ii)   the expiration date of the lease;

                      (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

                      (iv) with respect to any Material Excel Lease with a remaining term of less than 24 months, whether the lessee has notified Excel in writing of any intention not to renew, or seek to renew, the lease.

               (b) Except as set forth in Schedule 6.21 of the Excel Disclosure Letter, (i) all rental payments due under each Material Excel Lease have been paid during the period January 1, 1998 through March 31, 1998 and (ii) to Excel's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Excel Lease.

        6.22. INVESTMENT COMPANY ACT OF 1940. Neither Excel nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

        6.23. CERTAIN PAYMENTS RESULTING FROM TRANSACTIONS. Except as set forth in Schedule 6.23 of the Excel Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Excel Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Excel or any of its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Excel or its Subsidiaries to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in
Schedule 6.23 of the Excel Disclosure Letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Excel Benefit Plan, as a result of the transactions contemplated by this Agreement to any officer, director or employee of Excel or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        6.24. STATE TAKEOVER STATUTES. To the knowledge of Excel, assuming the accuracy of the representation and warranty of New Plan in Section 5.18 hereof, Excel has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation. The Board of Directors of Excel has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement are hereby authorized and approved with the intent that no state takeover law shall be applicable to the Merger, the Merger Agreement or the transactions contemplated thereby."

        6.25. LEGACY ARRANGEMENTS. Excel and Legacy have entered into an Amendment to the Intercompany Agreement, a true and correct copy of which has been delivered to New Plan (the "Legacy Intercompany Amendment") and the Legacy Intercompany Amendment constitutes a legal, valid and binding agreement of Legacy enforceable against Legacy in accordance with its terms.

                                   ARTICLE 7.
                                    COVENANTS

        7.1.   NO SOLICITATION BY NEW PLAN.

               (a) Unless and until this Agreement shall have been terminated in accordance with its terms, New Plan shall not, and shall cause its Subsidiaries and its and their trustees, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any New Plan Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any

New Plan Takeover Proposal; provided, however, that prior to the New Plan Shareholders Meeting, if the Board of Trustees of New Plan determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law, or, as applicable, its duties under the Declaration of Trust, in each case in the context of the transactions contemplated hereby, New Plan may, in response to a New Plan Takeover Proposal which was not solicited by it and which did not result from a breach of this
Section 7.1(a), provided New Plan shall provide prior written notice of its decision to take such action to Excel and shall comply with Section 7.1(c), (x) furnish information with respect to New Plan and its Subsidiaries to any person making such a New Plan Takeover Proposal pursuant to a customary confidentiality agreement (as determined by New Plan after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such New Plan Takeover Proposal. For purposes of this Agreement, "New Plan Takeover Proposal" means any proposal made by a third party (other than Excel) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the New Plan Common Shares or shares or equity interests in any significant New Plan Subsidiary, in each case then outstanding, or all or substantially all the assets of New Plan or any significant New Plan Subsidiary.

               (b) Except as expressly permitted by this Section 7.1 neither the Board of Trustees of New Plan nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose to modify in a manner adverse to Excel, the approval or recommendation by such Board of Trustees or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any New Plan Takeover Proposal or (iii) cause New Plan to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "New Plan Acquisition Agreement") related to any New Plan Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Trustees of New Plan determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending New Plan Takeover Proposal is more favorable to New Plan's shareholders than the Merger and the transactions contemplated hereby, (B) that such New Plan Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the approval of the Merger by holders of New Plan Common Shares will not be obtained due to the pending New Plan Takeover Proposal, and (D) (based on the advice of outside counsel and taking into account the matters in clause (A), (B) and (C) above) that it is necessary to terminate this Agreement to accept such New Plan Takeover Proposal in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law or, as the case may be, its duties under the Declaration of Trust, in each case in the context of the transactions contemplated hereby, the Board of Trustees of New Plan may (subject to this and the following sentences and in compliance with Section 9.3(a)) approve and recommend such New Plan Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of this Agreement and the Merger, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes New Plan to enter into a definitive acquisition agreement with respect to such New Plan Takeover Proposal), but only at a time that is after the fifth business day following Excel's receipt of written notice advising Excel that the Board of Trustees of New Plan is prepared to accept a New Plan Takeover Proposal, specifying the material terms and conditions of such New Plan Takeover Proposal and identifying the person making such New Plan Takeover Proposal, provided that (x) at all reasonable times during such five-day period New Plan shall have cooperated with Excel with the objective of providing Excel a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the Board of Trustees shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the New Plan Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, New Plan pays to Excel the Break-up Fee and Break-up Expenses pursuant to Section 9.5.

               (c) In addition to the obligations of New Plan set forth in paragraphs (a) and (b) of this Section 7.1, New Plan shall immediately cease any current discussions and negotiations with respect to any New Plan Takeover Proposal and hereafter immediately advise Excel orally and in writing of any request for information or of any New Plan Takeover Proposal, the material terms and conditions of such request or New Plan Takeover Proposal and the identity of the person making such request or New Plan Takeover Proposal. New Plan will keep Excel reasonably informed of the status and details (including amendments or proposed amendments) of any such request or New Plan Takeover Proposal.

               (d) Nothing contained in this Section 7.1 shall prohibit New Plan from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to New Plan's shareholders if, in the good faith judgment of the Board of Trustees of New Plan, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither New Plan nor its Board of Trustees nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an New Plan Takeover Proposal, except in accordance with this Section 7.1.

               (e) Notwithstanding any other provisions of this Section 7.1 to the contrary, or any variation in the duties imposed upon trustees of a Massachusetts business trust from those imposed on directors of a Maryland corporation, the Trustees of New Plan shall be permitted to take any action which they would be permitted to take under this Section 7.1 if they were directors of a Maryland corporation and New Plan was a Maryland corporation.

        7.2.   NO SOLICITATION BY EXCEL.

               (a) Unless and until this Agreement shall have been terminated in accordance with its terms, Excel shall not, and shall cause its Subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Excel Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any Excel Takeover Proposal; provided, however, that prior to the Excel Stockholders Meeting, if the Board of Directors of Excel determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Excel under applicable law in the context of the transactions contemplated hereby, Excel may, in response to an Excel Takeover Proposal which was not solicited by it and which did not result from a breach of this Section 7.2(a), and provided Excel shall provide prior written notice of its decision to take such action to New Plan and shall comply with Section 7.2(c), (x) furnish information with respect to Excel and its Subsidiaries to any person making such an Excel Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Excel after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Excel Takeover Proposal. For purposes of this Agreement, "Excel Takeover Proposal" means any proposal made by a third party (other than New
Plan) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the shares of Excel Common Stock or shares or equity interests in any significant Excel Subsidiary, in each case then outstanding or all or substantially all the assets of Excel or any significant Excel Subsidiary.

               (b) Except as expressly permitted by this Section 7.2, neither the Board of Directors of Excel nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to New Plan, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the Excel Stockholder Matters in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Excel Takeover Proposal or (iii) cause Excel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Excel Acquisition Agreement") related to any Excel Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Excel determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Excel Takeover Proposal is more favorable to Excel's stockholders than the Merger and the transactions contemplated hereby, (B) that such Excel Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the adoption of this Agreement by holders of Excel Common Stock will not be obtained due to the pending Excel Takeover Proposal, and (D) (based upon the advice of outside counsel and taking into account the matters in clause (A), (B) and (C)) that it is necessary to terminate this Agreement to accept such Excel Takeover Proposal in order to comply with its fiduciary duties to the stockholders of Excel under applicable law in the context of the transactions contemplated hereby, the Board of Directors of Excel may (subject to this and the following sentences and in compliance with Section 9.4(a)) approve and recommend such Excel Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of this Agreement, the Merger and the Excel Stockholder Matters, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes Excel to enter into a definitive acquisition agreement with respect to such Excel Takeover Proposal, but only at a time that is after the fifth business day following New Plan's receipt of written notice advising New Plan that the Board of Directors of Excel is prepared to accept an Excel Takeover Proposal, specifying the material terms and conditions of such Excel Takeover Proposal and identifying the person making such Excel Takeover Proposal, provided that (x) at all reasonable times during such five-day period Excel shall have cooperated with New Plan with the objective of providing New Plan a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the Board of Directors of Excel shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the Excel Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, Excel pays New Plan the Break-up Fee and Break-up Expenses pursuant to Section 9.5.

               (c) In addition to the obligations of Excel set forth in paragraphs (a) and (b) of this Section 7.2, Excel shall immediately cease any current discussions or negotiations with respect to any Excel Takeover Proposal and hereafter, immediately advise New Plan orally and in writing of any request for information or of any Excel Takeover Proposal, the material terms and conditions of such request or Excel Takeover Proposal and the identity of the person making such request or Excel Takeover Proposal. Excel will keep New Plan reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Excel Takeover Proposal.

               (d) Nothing contained in this Section 7.2 shall prohibit Excel from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Excel's stockholders if, in the good faith judgment of the Board of Directors of Excel, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither Excel nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, or the Excel Stockholder Matters or approve or recommend, or propose publicly to approve or recommend, an Excel Takeover Proposal, except in accordance with this Section 7.2.

        7.3.   CONDUCT OF BUSINESSES.

               (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Schedule 7.3 of the New Plan Disclosure Letter or Schedule 7.3 of the Excel Disclosure Letter or as expressly contemplated by this Agreement, unless the other party has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Excel and New Plan:

                      (i) shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees subject to the restrictions set forth in this Agreement;

                      (ii) subject to the other provisions of this Section 7.3, shall confer on a regular basis with one or more representatives of the other to report material operational matters and, subject to Sections
        7.1 and 7.2, respectively, any proposals to engage in material transactions;

                      (iii) shall coordinate the record date for the quarterly dividends payable with respect to the Excel Common Stock, Excel Series A Preferred Stock, Excel Series B Preferred Stock and New Plan Common Shares and New Plan Preferred Shares, and

                      (iv) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

               (b) During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as set forth in the New Plan Disclosure Letter, or as expressly contemplated by this Agreement, unless Excel has consented in writing thereto which consent shall not be unreasonably withheld or delayed, New Plan :

                      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

                      (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than (A) tenant improvements, reimbursements and allowances in the ordinary course of business in accordance with past practice and (B) the Pending New Plan Transactions), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 7.3(b)) which exceeds $150,000,000 in the aggregate;

                      (iii) shall not amend its Declaration of Trust (except for the Trust Amendments) and shall cause each of its Subsidiaries not to amend its articles of incorporation, by laws, partnership agreement, articles of organization or other governing documents, as the case may be;

                      (iv) shall not, and shall cause its Subsidiaries to not
        (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof or pursuant to New Plan's dividend reinvestment plan and disclosed pursuant to this Agreement, issue any shares of its capital stock (except to New
        Plan), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (2) grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock, or amend or permit the acceleration of vesting of any New Plan Options, (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement (and except for the Employment Agreements contemplated by Schedule 7.3(b)(iv) of the New Plan Disclosure Letter providing for certain terms of employment for, and waiver of loan acceleration for, certain officers of New Plan) or
        (4) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

                      (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends on the New Plan Common Shares and regular quarterly dividends on the Depositary Shares representing one-tenth of a share of New Plan Preferred Shares, as well as any other required dividends, distributions or payments with respect to such New Plan Preferred Shares, (which, with respect to the New Plan Common Shares, shall have record dates to the extent occurring prior to the Effective Time of June 30, 1998 and September 30, 1998 and corresponding payment dates of July 10, 1998 and October 10, 1998), and
        (y) a dividend in an amount equal to the greater of (I) the regular quarterly dividend per share of the New Plan Common Shares pro-rated for the period from July 1, 1998 (or October 1, 1998 if the Effective Time has not yet then occurred) up to and including the Closing Date and (II) the sum of (A) New Plan's estimated undistributed real estate investment trust taxable income (calculated without regard to the dividends paid deductions as defined in Section 561 of the Code and by excluding net capital gain) within the meaning of Section 857(b)(2) of the Code for New Plan's 1999 taxable year ending on the Closing Date and (B) New Plan's estimated undistributed net capital gain within the meaning of
        Section 857(b)(3) of the Code for New Plan's 1999 taxable year ending on the Closing Date, and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of New Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (it being understood and agreed that for purposes of the foregoing, New Plan's regular quarterly dividend shall include increases to prior quarterly dividend amounts consistent with New Plan's past practice);

                      (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (i) any material New Plan Properties or any of its capital stock of or other interests in its Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate;

                      (vii) shall not, and shall not permit any of its Subsidiaries to, (i) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of (A) $150,000,000, which amounts will be applied to pay down outstanding borrowings under New Plan's existing credit facilities or to matters specified in Section 7.3(b)(ii) and (B) the amount necessary to consummate the Pending New Plan Transactions, in each case in a manner consistent with New Plan's past practice, (ii) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or
        (iii) make any loans, advances or capital contributions to, or (except as permitted by Section 7.3(b)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

                      (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of New Plan included in the New Plan Reports or incurred in the ordinary course of business consistent with past practice;

                      (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $200,000, except (1) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and
        (2) capital expenditures incurred in the ordinary course consistent with past practice;

                      (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of New Plan or any of its Subsidiaries (i) which is not in the ordinary course of business and consistent with past practices or (ii) where the amount involved exceeds $50,000.

                      (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25,000,000, subject to the limitation in clause (ii) of this Section 7.3(b);

                      (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                      (xiii) shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like New Plan; and

                      (xiv) shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

               (c) During the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, except as set forth in the Excel Disclosure Letter or as contemplated by this Agreement, unless New Plan has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Excel:

                      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement;

                      (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than (A) tenant improvements reimbursements and other allowances in the ordinary course of business consistent with past practice and (B) the Pending Excel Transactions), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 7.3(c)) which exceeds $150,000,000 in the aggregate;

                      (iii) shall not and shall cause each of its Subsidiaries not to amend its Charter (except for the Excel Charter Amendment) or Bylaws, partnership agreement, articles of organization or other governing documents, as the case may be;

                      (iv) shall not and shall cause its Subsidiaries not to (1) except pursuant to the exercise of options, warrants, conversion rights, Down REIT units and other contractual rights existing on the date hereof or pursuant to its dividend reinvestment plan and disclosed pursuant to this Agreement or pursuant to the Excel Stock Dividend, issue any shares of its capital stock (except to Excel), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (2) other than the issuance of the Excel Rights, grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock or amend the terms or permit the acceleration of any such option (except the issuance of Down REIT units in Pending Excel Transactions), (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement or (4) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans and except for changes proposed in the Excel Proxy Statement for its 1998 Annual Meeting;

                      (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends of $.50 per share on the Excel Common Stock and regular quarterly dividends on the Excel Series A Preferred Stock and Excel Series B Preferred Stock as well as any other required dividends, distributions or payments with respect to such Excel Preferred Stock (which, with respect to the Excel Common Stock, shall have record dates, to the extent occurring prior to the Effective Time of June 30, 1998 and September 30, 1998, and corresponding payment dates of July 10, 1998 and October 10, 1998) (y) a dividend in an amount equal to the greater of (I) the regular quarterly dividend per share of Excel Common Stock pro-rated for the period from July 1, 1998 (or October 1, 1998 if the Effective Time has not yet then occurred) up to and including the Closing Date and (II) the sum of (A) Excel's estimated undistributed real estate investment trust taxable income (calculated without regard to the dividends paid deductions as defined in Section 561 of the Code and by excluding net capital gain) within the meaning of Section 857(b)(2) of the Code for Excel's 1998 taxable year ending on the Closing Date, (B) Excel's estimated undistributed net capital gain within the meaning of Section 857(b)(3) of the Code for Excel's 1998 taxable year ending on the Closing Date and
        (z) dividends determined by Excel to be necessary to maintain Excel's status as a REIT under the Code and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Excel, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

                      (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (i) material Excel Properties or any of its capital stock of or other interests in its Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate;

                      (vii) shall not, and shall not permit any of its Subsidiaries to, (i) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of (A) $150,000,000, which amounts will be applied to pay down outstanding borrowings under Excel's existing credit facilities or to matters specified in Section 7.3(c)(ii) and (B) the amount necessary to consummate the Pending

        Excel Transactions, in each case in a manner consistent with Excel's past practice, (ii) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or
        (iii) make any loans, advances or capital contributions to, or (except as permitted by Section 7.3(c)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

                      (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Excel included in the Excel Reports or incurred in the ordinary course of business consistent with past practice;

                      (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $200,000, except (1) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and
        (2) capital expenditures incurred in the ordinary course of business consistent with past practice;

                      (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of Excel or any of its Subsidiaries (i) which is not in the ordinary course of business and consistent with past practices or (ii) where the amount involved exceeds $50,000.

                      (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25,000,000, subject to the limitations in clause (ii) of this Section 7.3(c).

                      (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                      (xiii) shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Excel;

                      (xiv) Notwithstanding anything to the contrary herein contained, neither Excel nor any of its Subsidiaries shall make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Legacy. Excel will fully enforce and not waive the provisions of each material agreement between Excel and Legacy in effect on the date hereof; and

                      (xv) shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

               (d) Except as required by law, Excel and Sub, on the one hand, and New Plan, on the other hand, shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in, except as contemplated by Sections
7.1 and 7.2, any of the conditions to the Merger set forth in Article 8 not being satisfied.

        7.4. MEETINGS OF STOCKHOLDERS. Each of New Plan and Excel will take all action necessary in accordance with applicable law and its Declaration of Trust and Charter and Bylaws, as applicable, to convene a meeting of its shareholders or stockholders, as the case may be, as promptly as practicable to consider and vote upon, in the case of New Plan (including any adjournment thereof, the "New Plan Shareholders Meeting") the approval of the Trust Amendments, this Agreement, the Merger and the other transactions contemplated hereby, and, in the case of Excel (including any adjournment thereof, the "Excel Stockholders Meeting") the approval of the Excel Stockholder Matters. The Board of Directors of Excel and the Board of Trustees of New Plan shall each recommend such approval and Excel and New Plan shall each take all lawful, commercially reasonable action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.8). Excel and New Plan shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day. If on the date of the meetings of Excel and New Plan established pursuant to this paragraph, either Excel or New Plan has respectively received less than the requisite vote and neither an New Plan Takeover Proposal nor an Excel Takeover Proposal has been publicly disclosed and not withdrawn prior to the date of such meeting, then both parties shall recommend the adjournment of their respective meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of such meetings or (ii) the date on which duly executed proxies for the requisite number of votes approving the Merger (in the case of New Plan) or the Excel Stockholder Matters (in the case of Excel) shall have been obtained. Notwithstanding the foregoing, New Plan and Excel and their respective Boards of Trustees and Boards of Directors may take and disclose to shareholders or stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law. It shall be a condition to the mailing of the Proxy Statement/Prospectus that (i) Excel shall have received a "comfort" letter from Coopers & Lybrand L.L.P., independent public accountants for New Plan, dated as of a date within two business days before the date on which the Form S-4 (as defined in Section 7.8) shall become effective, with respect to the financial statements of New Plan included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Excel, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/Prospectus, and (ii) New Plan shall have received a "comfort" letter from Coopers & Lybrand L.L.P., independent public accountants for Excel, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Excel included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to New Plan, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/Prospectus.

        7.5. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, New Plan, Excel and Sub shall: (a) to the extent required, promptly make their respective filings with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seek all such consents, approvals, permits or authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to New Plan and Excel necessary to effectuate the Merger; and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Excel and Sub, and New Plan shall take all such necessary action. If any "fair price" or "control share acquisition" statute or similar statute or regulation shall become applicable to the transactions contemplated hereby, New

Plan, Excel and Sub and their respective Boards of Trustees or Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to minimize or eliminate the effects of any such statute or regulation on the transactions contemplated hereby. Excel and New Plan shall promptly advise each other of and confer and consult with respect to any communications from governmental agencies with respect to the transactions contemplated by this Agreement. Each of New Plan and Excel shall use its reasonable efforts to cause to be delivered by its accountants the "comfort letters" referred to in Sections 7.4, 8.2 and 8.3.

        7.6. INSPECTION OF RECORDS. Until the earlier of the Effective Time or the date in which this Agreement is terminated in accordance with its terms, each of New Plan, Excel and Sub shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of New Plan and Excel and their respective Subsidiaries for purposes related to an evaluation of the transactions contemplated hereby, subject to any restrictions arising under applicable law. All information furnished under this Section 7.6 is subject to the Confidentiality Agreement (as herein defined).

        7.7. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter New Plan and Excel shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

        7.8. REGISTRATION STATEMENT. Excel and New Plan shall cooperate and promptly prepare and Excel shall file with the SEC as soon as practicable but no later than June 10, 1998, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Merger Consideration issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the New Plan Shareholders Meeting and the Excel Stockholders Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of New Plan and Excel shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Excel shall use its reasonable best efforts, and New Plan will cooperate with Excel, to have the Form S-4 declared effective by the SEC as promptly as practicable. Excel shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Excel agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Excel and New Plan, and, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Excel in reliance upon and in conformity with information concerning New Plan furnished to Excel by New Plan in writing specifically for use in the Proxy Statement/Prospectus. New Plan agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the New Plan Shareholders Meeting and Excel Stockholders Meeting, respectively, and, in the case of information provided by New Plan in writing for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Excel will advise New Plan, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Excel Common Stock or Excel Series D Preferred Stock (represented by Depositary Shares) issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon (which Excel agrees to promptly respond to) and responses thereto or requests by the SEC for additional information (which Excel agrees to promptly provide).

        7.9. LISTING APPLICATION. Excel shall promptly prepare and submit to the NYSE a listing application covering the Excel Common Stock and the Excel Series D Depositary Shares representing shares of Excel Series D Preferred Stock issuable in the Merger and issuable upon exercise of the New Plan Options being assumed hereunder and new symbols, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Excel Common Stock and such Depositary Shares, subject to official notice of issuance.

        7.10.  AFFILIATES OF NEW PLAN.

               (a) At least 30 days prior to the Closing Date, New Plan shall deliver to Excel a list of names and addresses of those persons who were, in New Plan's reasonable judgment, at the record date for the New Plan Shareholders' Meeting "affiliates" (each such person, an "Affiliate") of New Plan within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). New Plan shall provide Excel such information and documents as Excel shall reasonably request for purposes of reviewing such list. New Plan shall use all reasonable efforts to deliver or cause to be delivered to Excel, on or prior to the Closing Date, from each of the Affiliates of New Plan identified in the foregoing list, an Affiliate Letter in customary form reasonably acceptable to Excel. Excel shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of the Merger Consideration to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Merger Consideration, consistent with the terms of such Affiliate Letters.

               (b) Excel shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of New Plan may reasonably request, all to the extent required from time to time to enable each Affiliate to sell (subject to Section 7.22 hereof) the Merger Consideration received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

        7.11. EXPENSES. Subject to Section 9.5 and whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, in particular (a) the filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by New Plan and Excel.


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



        7.12.  INDEMNIFICATION.

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, officer, employee, fiduciary or agent of New Plan (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a trustee, officer, employee or agent of New Plan, or is or was serving at the request of New Plan as a trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective Time), the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that New Plan shall indemnify and hold harmless, and after the Effective Time Excel shall indemnify and hold harmless, as and to the full extent permitted by applicable law or the Declaration of Trust of New Plan, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective Time)); (i) New Plan, and Excel after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, provided such counsel is reasonably satisfactory to Excel, and New Plan, and Excel after the Effective Time, shall promptly pay all fees and expenses of such counsel for the Indemnified Parties after reasonably detailed statements therefor are received, and (iii) New Plan and Excel will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither New Plan nor Excel shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that Excel shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify New Plan and, after the Effective Time, Excel, thereof, provided that the failure to so notify shall not affect the obligations of New Plan or Excel except to the extent such failure to notify materially prejudices such party.

               (b) Excel agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in New Plan's Declaration or Trust or similar organizational documents as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time are contract rights and shall survive the Merger and shall continue in full force and effect thereafter.

               (c) From and after the Effective Time, Excel and the Surviving Trust shall and Excel shall cause the Surviving Trust to keep in effect provisions in their respective charters and Declaration of Trust providing for exculpation of director liability and indemnification of Trustees, directors, officers, employees and agents at New Plan to the extent that such persons are entitled thereto thereunder on the date hereof (or, if more favorable to such persons, at the Effective Time as contemplated by Articles 2 and 3 hereof), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective

Time in any manner that would adversely affect the rights thereunder of any such individuals unless such modification is required by law.

               (d) For a period of six years after the Effective Time, the Surviving Trust shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by New Plan (provided that the Surviving Trust may substitute therefor policies of at New Plan the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Trust be required to expend pursuant to this Section 7.12(b) more than an amount equal to 200% of current annual premiums paid by New Plan for such insurance. In addition, Excel shall, from and after the Effective Time, carry directors' and officers' liability insurance which is no less favorable then the foregoing.

               (e) In the event that Excel or the Surviving Trust or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 7.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party.

               (f) From and after the Effective Time, Excel guarantees all obligations of the Surviving Trust under this Section 7.12. This Section 7.12 is intended to be for the benefit of, and to grant third party rights to, the Indemnified Parties, their heirs and personal representatives and shall be binding on Excel, the Surviving Trust and their respective representatives, successors and assigns. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12 and Excel and the Surviving Trust each acknowledges and agrees that each Indemnified Party would suffer irreparable harm in the event of and that no adequate remedy at law exists for a breach of such covenants.

               (g) To the extent reasonably requested by New Plan, (i) Excel will amend its Bylaws to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Bylaws and (ii) if requested reasonably in advance of the effectiveness of the Form S-4, adopt and include on Schedule 3.1 and in the Excel Charter Amendment, amendments to the Charter to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Charter.

        7.13.  EMPLOYEES.

               (a) Subject to considerations relating to the particular geographic region in which the employee is located, it is the intent of the parties hereto that the employees of New Plan employed by the Surviving Trust after the Effective Time (the "Former New Plan Employees") shall in general receive credit with respect to each employee benefit plan, program, policy or arrangement of the Surviving Trust or Excel, for service with New Plan or any of its Subsidiaries (as applicable) for purposes of determining eligibility to participate (including waiting periods, and without being subject to any entry date requirement after the waiting period has been satisfied), vesting (as applicable) and entitlement to benefits.

               (b) For purposes of this Section 7.13, the term "employees" shall mean all current employees of New Plan and its Subsidiaries (including those on disability or approved leave of absence, paid or unpaid).

        7.14. REORGANIZATION. Neither Excel nor New Plan nor any of their respective Subsidiaries or other Affiliates shall take any action, or omit to take any action if such action taken or such omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

        7.15. ADVICE OF CHANGES. Excel and New Plan shall each promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a New Plan Material Adverse Effect or Excel Material Adverse Effect, as the case may be, or a material adverse effect on the ability of the conditions set forth in Article 8 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        7.16. REIT STATUS. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit New Plan or Excel from taking, and New Plan and Excel hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of the Board of Trustees of New Plan or Board of Directors of Excel, as the case may be, upon advice of counsel, is legally necessary for New Plan or Excel, as the case may be, to maintain its qualification as REIT or to eliminate or reduce income or excise taxes under Sections 856-860 and 4981 of the Code (and similar provisions of state or local tax law) for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of New Plan or stockholders of Excel, as the case may be. Following the Merger, Excel shall use its best efforts to take any such actions as may be necessary to maintain New Plan's status as a REIT for any period or portion thereof ending on or prior to the Effective Time (including, without limitation, the mailing of stockholder demand letters as required by Treasury Regulations Section 1.857-8).

        7.17. GOVERNANCE. Excel's Board of Directors shall take all action necessary to cause the number of directors comprising the Board of Directors of Excel at the Effective Time to be increased by eight Directors to a total of fifteen Directors and shall take all such action necessary to cause the Trustees of New Plan immediately prior to the Effective Time to be selected as Directors of Excel at the Effective Time in accordance with Section 3.1 and Schedule 3.1. Prior to the Merger, the Board of Directors of Excel will designate a four-person Investment Committee which, as of the Effective Time, will consist of the four Directors with an (I) next to their names in Schedule 3.1. Under Excel's Bylaws as in effect at the Effective Time, subject to the requirements of Board of Directors or stockholder approval for certain matters under the MGCL, the Investment Committee will have the power and authority (i) but only by the consent of at least three members, to approve on behalf of Excel any acquisition or disposition with a purchase price (taking into account purchase money financing and assumption of existing mortgage indebtedness) of less than five percent (5%) of the total assets (before accumulated depreciation and amortization) of Excel and its consolidated Subsidiaries determined in accordance with generally accepted accounting principles at the time such transaction is entered into and (ii) also to approve any such transaction in an amount in excess of five percent (5%), but less than ten percent (10%), of total assets (before accumulated depreciation and amortization) of Excel and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles, by the consent of all four members of the Investment Committee and two additional members of the Board of Directors of Excel. Any such foregoing consent shall be valid whether or not it is obtained at a formal meeting. The Investment Committee shall not have the power or authority to approve any refinancing, unsecured financing or new financing, other than purchase money financing or debt assumed as described above. At the Effective Time, Sabin shall be appointed to serve as Chairman of the Investment Committee. In addition, all committee members of Excel committees, other than as contemplated with respect to the Investment Committee as contemplated above, shall resign or be removed as of the Effective Time.

        7.18. CORPORATE HEADQUARTERS. The Surviving Trust and Excel will have their corporate headquarters in New York, New York, with operational headquarters in both New York, New York, and San Diego, California, following the Merger. The office of the Chairman and Chief Executive Officer will be located in New York, New York.

        7.19. AMENDMENTS TO EXCEL DRIP. The Board of Directors of Excel will take all action necessary in accordance with applicable law to cause the following to occur with respect to the Excel Dividend Reinvestment Plan (the "Excel DRIP"): (a) file and have declared effective at or prior to the Effective Time a registration statement (the "DRIP Registration Statement") covering the issuance and sale of 5,000,000 shares of Excel Common Stock under the Excel DRIP as amended in accordance with this Section 7.19; (b) include with the letter of transmittal sent pursuant to Section 4.2 hereof, the prospectus included in the DRIP Registration Statement for the Excel DRIP as so amended and an enrollment form with instructions as to how to become a participant in the Excel DRIP; (c) amend the Excel DRIP to (i) provide that at the time of effectiveness of the DRIP Registration Statement all dividends reinvested shall be reinvested as new shares of Excel at 95% of the market price as defined in the New Plan DRIP and
(ii) permit any participants in the Excel DRIP to purchase shares of Excel Common Stock at 100% of "market value" as so defined and as is currently provided as to New Plan Common Shares in the New Plan DRIP (collectively (i) and
(ii), the "Excel DRIP Amendments").

        7.20. LEGACY ARRANGEMENTS. Excel shall use its reasonable best efforts to enter into, and cause Legacy to enter into as soon as reasonably practical but not later than June 1, 1998: (i) an amendment to the Administrative Services Agreement dated March 31, 1998 substantially in the form of Exhibit D-1 hereto (the "Legacy Services Amendments"), and (ii) an agreement between Excel and Legacy with respect to the matters set forth as Exhibit D-2 hereto in form and substance reasonably satisfactory to New Plan (the "Legacy Agreement").

        7.21. CONSULTING AGREEMENT. Excel shall enter into a consulting agreement with William Newman to become effective as of the Effective Time which shall contain the terms set forth on Exhibit E hereto and such other terms not inconsistent therewith which are reasonably acceptable to Excel and Mr. Newman (the "Newman Consulting Agreement").

        7.22. NO SALE AGREEMENTS. New Plan and Excel shall each use their respective reasonable best efforts to obtain from their respective executive officers and directors an agreement in favor of Excel, effective as of the Effective Time, restricting their right to sell their respective shares of Excel Common Stock, including shares received in the Merger, for a period of 180 days following the Effective Time in a form reasonably acceptable to New Plan and Excel.

        7.23. DIVIDENDS. Excel and New Plan agree that it will be the policy of the Board of Directors of Excel effective as of the Effective Time subject to the exercise of its fiduciary duties to the Excel stockholders under applicable law that cash dividends on the Excel Common Stock for the first year following the Effective Time will be payable at the annual rate equal to the greater of
(a) $1.60 with anticipated minimum increases of $.0025 per share per quarter until the current quarterly dividend (expressed as an annual rate) is $1.67 per share and (b) the amount necessary to maintain Excel's status as a REIT and to avoid or reduce income and excise taxes under the Code (and similar provisions of state and local tax law).

        7.24. EXECUTIVE EMPLOYMENT AGREEMENTS. New Plan and Excel shall, each acting reasonably, establish the terms of employment with Excel and the Surviving Trust following the Effective Time of such of their respective officers as are jointly agreed by New Plan and Excel; such terms will be reflected in written employment agreements substantially in the form of composite Exhibit F hereto, provided, however, that the level of salary and bonus for any such individual will not be less than his salary as of the date hereof and last year's bonus, respectively. New Plan and Excel each acting reasonably shall establish the fringe benefits for all such individuals which are consistent in the aggregate with the fringe benefits currently enjoyed by such individuals as a group. The provisions of this Section 7.24 do not apply to Laubich or Sabin whose employment arrangements are set forth on Exhibit A-1 and A-2 hereto.

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



        7.25. CERTAIN AGREEMENTS. Without the prior written consent of New Plan, Excel shall not amend, waive or fail to fully enforce any provision of or permit or suffer to occur any activity prohibited by, the Support Agreement or Legacy Intercompany Amendment.

                                   ARTICLE 8.
                                   CONDITIONS

        8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment on or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto, to the extent permitted by applicable law:

               (a) This Agreement and the transactions contemplated hereby shall have been approved by the New Plan Required Vote, with respect to the Merger and Trust Amendments, and by the Excel Required Vote, with respect to the Excel Stockholder Matters.

               (b) None of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction, and there shall not have been enacted any statute or regulation, which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order, ruling or injunction lifted, stayed or reversed.

               (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of Excel or New Plan, threatened by the SEC.

               (d) Excel shall have obtained the approval for the listing of the Excel Common Stock and Excel Series D Depositary Shares issuable in the Merger or upon exercise of the New Plan Options assumed by Excel hereunder, in each case on the NYSE, subject to official notice of issuance.

               (e) All consents, authorizations, order and approvals of (or filings of registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have been material adverse effect on the business, results of operations or financial condition of Excel or New Plan (together with their respective Subsidiaries), taken as a whole, following the Effective Time.

        8.2. CONDITIONS TO OBLIGATIONS OF NEW PLAN TO EFFECT THE MERGER. The obligation of New Plan to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by New Plan:

               (a) Excel shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Excel contained in this Agreement that are qualified as to an Excel Material Adverse Effect shall be true and correct and any of such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have an Excel Material Adverse Effect, in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and New Plan shall have received a certificate of the President or a Vice President of Excel on behalf of Excel, dated the Closing Date, certifying to such effect.

               (b) New Plan shall have received the opinion dated the Closing Date of Altheimer & Gray or another nationally recognized law firm selected by New Plan, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that New Plan and Excel will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of New Plan, Excel and others. Excel and its counsel shall cooperate with such firm in its investigation as to factual matters.

               (c) New Plan shall have received the opinion of Latham & Watkins dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993, Excel was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Latham & Watkins may rely on representations of Excel and others.

               (d) New Plan shall have received the (i) opinion of Ballard Spahr Andrews & Ingersoll, LLP, which is acting as Maryland counsel to Excel, to the effect that assuming due authorization and approval of the Merger and the Articles of Merger by New Plan and its shareholders, the effectiveness of the Merger under Massachusetts law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Articles of Merger with the SDAT, the Merger will be effective as a matter of Maryland law, and as to such other matters of Maryland law as are customary in a transaction such as the Merger and (ii) the opinion of Goodwin, Procter & Hoar, LLP, which is acting as Massachusetts counsel to New Plan to the effect that, assuming the due authorization and approval of the Merger and the Articles of Merger by Excel and by Sub, the effectiveness of the Merger under Maryland law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Certificate of Amendment and Merger with the Secretary of the Commonwealth of Massachusetts in accordance with this Agreement, the Merger will be effective under the Declaration of Trust of New Plan and Massachusetts law, and as to such other matters of Massachusetts law as are customary in a transaction such as the Merger.

               (e) New Plan shall have received a "comfort" letter from Coopers & Lybrand L.L.P., dated the Closing Date, with respect to the financial statements of Excel included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

               (f) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Excel and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an Excel Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

               (g) The Charter of Excel shall have been amended as provided in
Section 3.1 hereof, and the Bylaws of Excel shall have been amended as provided in Section 3.2 hereof, and such amendments shall be in full force and effect.

               (h) The Board of Directors of Excel shall have been reconstituted as provided in Section 3.3 hereof and the officers of Excel shall have been appointed in accordance with Section 3.4 hereof.

               (i) Sabin shall be serving as President of Excel as of the Effective Time in accordance with the Employment Agreement attached as Exhibit A-2 hereto.

               (j) Excel shall have executed and delivered the Newman Consulting Agreement.

               (k) The Excel DRIP Amendments shall be effective, the Legacy Intercompany Amendment shall have remained in full force and effect without waiver or modification of any of its provisions and the Legacy Services Amendment and Legacy Agreement shall each have been executed and delivered by Excel and Legacy and be in full force and effect.

        8.3. CONDITIONS TO OBLIGATION OF EXCEL TO EFFECT THE MERGER. The obligations of Excel to effect the Merger and the transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Excel:

               (a) New Plan shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of New Plan contained in this Agreement that are qualified as to a New Plan Material Adverse Effect shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct except where the failure to be true and correct individually or in the aggregate would not have a New Plan Material Adverse Effect in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Excel shall have received a certificate of the President or a Vice President of New Plan, on behalf of New Plan, dated the Closing Date, certifying to such effect.

               (b) Excel shall have received the opinion dated the Closing Date of Latham & Watkins or another nationally recognized law firm selected by Excel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Excel and New Plan will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of New Plan, Excel and others. New Plan and its counsel shall cooperate with such firm in its investigation as to factual matters.

               (c) Excel shall have received the opinion of Altheimer & Gray dated the Closing Date, to the effect that, commencing July 31, 1993, New Plan was organized in conformity with the requirements for qualification and taxation as a RElT under Section 856 of the Code, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Altheimer & Gray may rely on representations of New Plan and others.

               (d) Excel shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which is acting as Maryland counsel to Excel, to the effect that assuming due authorization and approval of the Merger and the Articles of Merger by New Plan and its shareholders, the effectiveness of the Merger under Massachusetts law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Articles of Merger with the SDAT, the Merger will be effective as a matter of Maryland law, and as to such other matters of Maryland law as are customary in a transaction such as the Merger.

               (e) Excel shall have received a "comfort" letter from Coopers & Lybrand L.L.P., dated the Closing Date, with respect to the financial statements of New Plan included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

               (f) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of New Plan and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a New Plan Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

                                   ARTICLE 9.
                                   TERMINATION

        9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the New Plan Shareholders Meeting or Excel Stockholders Meeting by the mutual written consent of Excel and New Plan.

        9.2. TERMINATION BY EITHER EXCEL OR NEW PLAN. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Trustees of New Plan or the Board of Directors of Excel before or after the New Plan Shareholders Meeting or Excel Stockholders Meeting if:

               (a) the Merger shall not have been consummated by December 31, 1998 provided however that the right to terminate this Agreement under this clause (a) shall not be available to the party whose failure to fulfill any covenant or other obligation under this Agreement has caused the failure of the Merger to occur on or before such date; or

               (b) a meeting of New Plan's shareholders shall have been duly convened and held and the approval of New Plan's shareholders required by
Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

               (c) a meeting of Excel's stockholders shall have been duly convened and held and the approval of Excel's stockholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

               (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used its best efforts to remove or appeal such order, decree, ruling or injunction or there shall have been enacted any statute or regulation which makes consummation of the Merger illegal.

        9.3. TERMINATION BY NEW PLAN. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the New Plan Shareholders Meeting, by action of the Board of Trustees of New
Plan:

               (a) in accordance with Section 7.1(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.3(a) to be deemed effective, New Plan shall have complied with all provisions contained in Section 7.1, including the payment of all amounts due under Section 9.5; or

               (b) if Excel shall knowingly and materially breach Section 7.2, including as a result of any action by the persons or entities referred to in the first sentence of Section 7.2(a); or

               (c) if there has been a breach by Excel of any representation or warranty contained in this Agreement which is qualified by Excel Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have or would be reasonably likely to have an Excel Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by New Plan to Excel; or

                (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Excel, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by New Plan to Excel; or

               (e) if Sabin shall not be serving as both the Chairman and Chief Executive Officer of Excel.

Notwithstanding the foregoing, any termination pursuant to Section 9.3(a) shall only be effective if, simultaneously with such termination, all sums, if any, that New Plan is required to pay to Excel or deposit with the escrow agent pursuant to Section 9.5 have been paid or deposited in immediately available funds.

        9.4. TERMINATION BY EXCEL. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Excel Stockholders Meeting, by action of the Board of Directors of Excel:

               (a) in accordance with Section 7.2(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.4(a) to be deemed effective, Excel shall have complied with all provisions contained in
Section 7.2, including the payment of all amounts due under Section 9.5; or

               (b) if New Plan shall knowingly and materially breach Section 7.1, including as a result of any action by the person or entities referred to in the first sentence of Section 7.1(a); or

               (c) if there has been a breach by New Plan of any representation or warranty contained in this Agreement which is qualified as to New Plan Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have or would be reasonably likely to have a New Plan Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Excel to New Plan; or

               (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of New Plan, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Excel to New Plan.

Notwithstanding the foregoing, any termination pursuant to Section 9.4(a) shall only be effective if, simultaneously with such termination, all sums, if any, that Excel is required to pay to New Plan or deposit with the escrow agent pursuant to Section 9.5 have been paid or deposited in immediately available funds.

        9.5. CERTAIN FEES AND EXPENSES UPON EFFECT OF TERMINATION AND
             ABANDONMENT.

               (a) If this Agreement shall be terminated (i) pursuant to Section 9.3(a) or 9.4(b), then New Plan will pay Excel (provided New Plan was not entitled to terminate this Agreement at the time of such termination) a fee equal to the Break-up Fee (as defined below) or (ii) pursuant to Section 9.4(c) or 9.4(d), then New Plan will pay Excel (provided New Plan was not entitled to terminate this Agreement at the time of such termination) an amount equal to the Break-Up Expenses (as defined below).

               (b) If this Agreement shall be terminated (i) pursuant to Section 9.4(a) or 9.3(b), then Excel will pay New Plan (provided Excel was not entitled to terminate this Agreement at the time of such termination) a fee equal to the Break-up Fee or (ii) pursuant to Sections 9.3(c) or 9.3(d), then Excel will pay New Plan (provided Excel was not entitled to terminate this Agreement at the time of such termination) an amount equal to the Break-Up Expenses.

               (c) If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1, 9.2(c) or 9.3(b) or Excel's failure to perform its obligations under this Agreement in such a manner so as to entitle New Plan to terminate this Agreement pursuant to Section 9.3(c) or 9.3(d)) and at the time of the termination of this Agreement a New Plan Takeover Proposal has been received by New Plan, and either prior to the termination of this Agreement or within twelve (12) months thereafter New Plan enters into any written New Plan Acquisition Agreement which is subsequently consummated (whether or not such New Plan Acquisition Agreement is related to the New Plan Takeover Proposal which had been received at the time of the termination of this Agreement), then New Plan shall pay the Break-Up Fee to Excel. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1, 9.2(b) or 9.4(b) or New Plan's failure to perform its obligations under this Agreement in such a manner so as to entitle Excel to terminate this Agreement pursuant to Section 9.4(c) or 9.4(d)) and at the time of the termination of this Agreement an Excel Takeover Proposal has been received by Excel, and either prior to the termination of this Agreement or within twelve (12) months thereafter Excel enters into any written Excel Acquisition Agreement which is subsequently consummated (whether or not such Excel Acquisition Agreement is related to the Excel Takeover Proposal which had been received at the time of the termination of this Agreement), then Excel shall pay the Break-Up Fee to New Plan. Any and all amounts to be paid pursuant to this Section 9.5 shall be paid, except as provided in 9.5(d), by New Plan to Excel or Excel to New Plan (as applicable), immediately upon the occurrence of the event giving rise to such fee in immediately available funds.

               (d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $32,500,000 plus Break-Up Expenses (the "Base Amount") and (ii) the maximum amount that can be paid to Excel or New Plan, as applicable, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code ("the REIT Income Requirements") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to the party hereto which becomes entitled to the Break-Up Fee (the "Fee Recipient"). Notwithstanding the foregoing, in the event the Fee Recipient receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") or ruling from the IRS (the "IRS Fee Ruling") to the effect that the Fee Recipient's receipt of the Base Amount would either constitute Qualifying Income or would otherwise not cause the Fee Recipient to fail to meet the REIT Income Requirements, the Break-Up Fee shall be an amount equal to the Base Amount and shall be payable in full within three business days after receipt of such opinion or IRS Ruling. The obligation of the party required to pay the Break-Up Fee to pay any unpaid portion of the Break-Up Fee not payable by reason of clause (ii) above shall terminate five years from the date of this Agreement. In the event that the Fee Recipient is not able to receive the full Base Amount by reason of clause (ii), the other party shall place the unpaid portion of the Base Amount in escrow by wire transfer within three days of termination (except as otherwise provided in Section 9.3), and the escrow agent shall not release any portion thereof to the Fee Recipient, and such portion shall not be payable, except in accordance with, and unless and until the other party receives, either one or a combination of the following: (iii) a letter from the Fee Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Fee Recipient without causing the Fee Recipient to fail to meet the REIT Income Requirements or (iv) a BreakUp Fee Tax Opinion or IRS Fee Ruling, in either of which events the escrow agent or the other party shall pay to the Fee Recipient the lesser of the unpaid portion of the Base Amount or in the case of clause (iii), the maximum amount stated in the letter referred to in clause
(iii) above. Each of New Plan and Excel agrees to amend this Section 9.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Base

Amount that may be paid to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the REIT Income Requirements or (y) improve the Fee Recipient's chances of securing a Break-Up Fee Tax Opinion or IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Fee is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

               (e) The "Break-Up Expenses" payable to Excel or New Plan, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of (i) $2,500,000 and (ii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Expenses Recipient. Notwithstanding the foregoing, in the event the Expenses Recipient receives a letter from outside counsel (the "Break-Up Expenses Tax Opinion") or a ruling from the IRS (the "IRS Expense Ruling") to the effect that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would otherwise not cause the Expenses Recipient to fail to meet the REIT Income Requirements, the Break-Up Expenses shall be determined without regard to clause (ii) above. The obligation of Excel or New Plan, as applicable ("Payor"), to pay any unpaid portion of the BreakUp Expenses not payable by reason of clause (ii) above shall terminate five years from the date of this Agreement. In the event that the Expenses Recipient is not able to receive the full Break-Up Expenses by reason of clause (ii) above, the Payor shall place the unpaid amount of the Break-Up Expenses in escrow, and the escrow agent shall not release any portion thereof to the Expenses Recipient, and such portion shall not be payable, except in accordance with, and unless and until the Payor receives any one or a combination of the following: (iii) a letter from the Expenses Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Expenses Recipient without causing the Expenses Recipient to fail to meet the REIT Income Requirements or (iv) a Break-Up Expenses Tax Opinion or IRS Expense Ruling, in either of which events the escrow agent or the Payor shall pay to the Expenses Recipient the lesser of the unpaid Break-Up Expenses or, in the case of clause (iii), the maximum amount stated in the letter referred to in clause (iii) above. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

               (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall forthwith become void without any liability hereunder and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.12 and except for the provisions of Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.13, and 10.14, provided that nothing in this paragraph (f) shall relieve any party from liability for a wilful and material breach of this Agreement. In the event either party is required to file suit to seek all or a portion of the Break-up Fee and/or Break-up Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

        9.6. INVESTIGATION. The right of any party hereto to terminate this Agreement pursuant to this Article 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, trustees, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

                                   ARTICLE 10.
                               GENERAL PROVISIONS

        10.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Effective Time and shall not survive the Merger; provided, however, that the agreements contained in Article 4, the penultimate sentence of Section 7.5 and Sections 7.10, 7.12 and 7.13, and this Article 10 shall survive the Merger and nothing herein contained shall limit any covenant or agreement which contemplates performance at or after the Effective Time.

        10.2. NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

If to Excel:                        Gary B. Sabin
                                    Chairman and Chief Executive Officer
                                    Excel Realty Trust, Inc.
                                    1955 Via Del Campo, Suite 110
                                    San Diego, California 92127
                                    Facsimile: (619) 485-8530

With a copy to:                     Scott N. Wolfe, Esq.
                                    Latham & Watkins
                                    701 "B" Street, Suite 2100
                                    San Diego, CA  92101
                                    Facsimile: (619) 696-7419

If to New Plan:                     Arnold Laubich
                                    President and Chief Executive Officer
                                    New Plan Realty Trust
                                    1120 Avenue of the Americas
                                    New York, New York 10036
                                    Facsimile: (212) 869-9585

With a copy to:                     Norman M. Gold, Esq.
                                    Altheimer & Gray
                                    10 South Wacker Dr., Suite 4000
                                    Chicago, IL   60606
                                    Facsimile:  (312) 715-4800

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered or delivery is refused.

        10.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 9 and Sections 7.12, 7.13, and 7.24 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.


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



        10.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the New Plan Disclosure Letter and the Excel Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto except that the Confidentiality Agreement (as hereinafter defined) shall remain in effect and, except as inconsistent with the terms of this Agreement, shall be binding upon New Plan and Excel in accordance with its terms.

        10.5. CONFIDENTIALITY. Except to the extent that any of the provisions of that certain confidentiality agreement dated March 26, 1998 between Excel and New Plan (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement.

        10.6. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Board of Trustees, at any time before or after receipt of the approvals to be obtained at the New Plan Shareholders Meeting or Excel Stockholders Meeting in accordance with this Agreement and prior to the filing of the Articles of Merger with the SDAT; provided, however, that after any such approval is obtained, no amendment shall be made which by law requires the further approval of stockholders or shareholders, as the case may be, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        10.7. GOVERNING LAW. This Agreement shall be governed, by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws, except that the validity of the Merger shall be governed by the MGCL in the case of Excel and Sub, and by Massachusetts law in the case of New Plan. Each of New Plan, Sub and Excel hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. The parties hereby waive any right to trial by jury in connection with this Agreement and the transactions contemplated hereby.

        10.8. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        10.9. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        10.10. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships, and vice versa.

        10.11. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.6, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        10.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.14. INTERPRETATION AND CERTAIN DEFINITIONS. As used in this
Agreement: (a) "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company, joint venture, business trust or other entity, (i) of which such party directly or indirectly owns or controls at New Plan a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) as to which such party owns, directly or indirectly, a majority of the equity interests therein it being understood that Excel Development Corporation is a "subsidiary" of Excel for all purposes of this Agreement; (b) "knowledge" or "best knowledge" of any person means the actual knowledge of such person or of such person's directors and executive officers after reasonable inquiry; and (c) "including" means "including without limitation" and the words "herein" and "hereof" mean "in this Agreement" and "of this Agreement".

        10.15. LIMITATION OF LIABILITY. This agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of New Plan by the Trustees or officers thereof in their representative capacity under the Declaration of Trust, and not individually, and bind only the trust estate of New Plan, and no Trustee, officer, employee, agent or shareholder of New Plan shall be bound or held to any personal liability in connection with the obligations of New Plan thereunder, and any person or entity dealing with New Plan in connection therewith shall look solely to the trust estate for the payment of any claim or for the performance of any obligation thereunder. The foregoing shall also apply to any future documents, agreements, understandings, and arrangements which may relate to this transaction.

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


ATTEST:                                    NEW PLAN REALTY TRUST


By: /s/ STEVEN F. SIEGEL                   By: /s/ ARNOLD LAUBICH
    -----------------------------              --------------------------------
Title:  Secretary                          Name: Arnold Laubich
                                           Title: President


ATTEST:                                    EXCEL REALTY TRUST, INC.


By: /s/ RICHARD B. MUIR                    By: /s/ GARY B. SABIN
    -----------------------------              --------------------------------
Title:  Secretary                          Name: Gary B. Sabin
                                           Title: President


ATTEST:                                    ERT MERGER SUB, INC..


By: /s/ RICHARD B. MUIR                    By: /s/ GARY B. SABIN
    -----------------------------              --------------------------------
Title:  Secretary                          Name: Gary B. Sabin
                                           Title: President